Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
PEPCO HOLDINGS, INC.
CONSOLIDATED RESULTS OF OPERATIONS
Explanatory Statement

     Based on the provisions of Statement of Financial Accounting Standards (SFAS) No. 131 "Disclosures about Segments of an Enterprise and Related Information," Pepco Holdings' management identified its reportable segments at January 1, 2004 as Power Delivery, Conectiv Energy, Pepco Energy Services, and Other Non-Regulated. Prior to January 1, 2004, Pepco Holdings' Power Delivery business consisted of two reportable segments, Pepco and Conectiv Power Delivery. However, with the continued integration of the Power Delivery businesses, effective January 1, 2004 these two businesses represented a single segment. Accordingly, in accordance with the provisions of SFAS No. 131, results for the years ended December 31, 2003, 2002, and 2001 have been revised to conform to the current Power Delivery segment presentation. Additionally, intercompany (intersegment) revenues and expenses are eliminated for purposes of the results of operations disclosure below.

Lack of Comparability of Operating Results with Prior Years

     The accompanying results of operations for the year ended December 31, 2003, include Pepco Holdings' and its subsidiaries' results for the full year. The results of operations for 2002 include the results of Pepco and its pre-merger subsidiaries for the entire year consolidated with the results of Conectiv and its subsidiaries starting on August 1, 2002, the date the merger was completed. The results of operations for the year ended December 31, 2001 include only the results of Pepco and its pre-merger subsidiaries for the full year. Accordingly, the results of operations for 2003, 2002, and 2001 are not comparable. All amounts in the tables below are in millions.

Operating Revenue
Results for 2003 Compared to 2002
Total consolidated operating revenue for the year ended December 31, 2003, was $7,271.3 million compared to $4,324.5 million for 2002. A detail of these amounts is as follows:
	2003	2002	Change
Power Delivery	$4,019.1	$2,529.7	$1,489.4
Conectiv Energy	2,070.6	850.2	1,220.4
Pepco Energy Services	1,066.7	826.7	240.0
Other Non-Regulated	114.9	117.9	(3.0)
Total	$7,271.3	$4,324.5
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     The increase in Power Delivery's operating revenue for 2003 primarily resulted from the fact that PHI recognized $2.471.1 million in revenue from Conectiv Power Delivery in 2003 (full year) vs. $996.2 million during 2002 (post August 1, 2002 merger date operations), an increase of $1,474.9 million. Additionally, Pepco's operating revenues increased by $14.5 million in 2003, due to the following:

     Delivery revenue increased by $18.5 million for the year ended December 31, 2003. This increase results from a $19.2 million increase from a fuel tax pass through, partially offset by $.7 million decrease in Delivery revenue (revenue Pepco receives for delivering energy to its customers). The $.7 million decrease results from a .6% decrease in delivered kilowatt-hour sales.

     Standard offer service (SOS) revenue (revenue Pepco receives for the procurement of energy by Pepco for its SOS customers) increased by $4.2 million for the year ended December 31, 2003 due to colder winter weather as heating degree days increased by 12.2%, offset by milder summer weather as cooling degree days decreased by 30.2%.

     Pepco's retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000 and to D.C. customers on January 1, 2001. As of December 31, 2003, 14% of Pepco's Maryland customers and 11% of its D.C. customers have chosen alternate suppliers. These customers accounted for 912 megawatts of load in Maryland (of Pepco's total load of 3,439) and 970 megawatts of load in D.C. (of Pepco's total load of 2,269). As of December 31, 2002, 16% of Pepco's Maryland customers and 13% of its D.C. customers have chosen alternate suppliers. These customers accounted for 1,175 megawatts of load in Maryland (of Pepco's total load of 3,369) and 1,140 megawatts of load in D.C. (of Pepco's total load of 2,326).

Other revenue decreased $8.6 million primarily due to lower capacity (megawatts) available to sell, lower capacity market rates and restructuring in the PJM market.
The 2003 amount for Conectiv Energy represents its operations for the entire period.

     The increase in Pepco Energy Services' operating revenue during 2003 was primarily due to growth in its commodity business from sales of electricity and natural gas due to higher volumes which resulted from more commercial and industrial customers being served and higher prices due to wholesale commodity market conditions. In 2003, wholesale and retail megawatt hour sales increased by approximately 16% and wholesale and retail dekatherm sales increased by approximately 19%.

     The decrease in Other Non-Regulated operating revenue during 2003 was primarily due to a decrease of approximately $11.5 million related to revenue generated from Pepco Enterprises, Inc.'s (PEI) operations (which includes the principal operating business of two entities that provide high voltage construction and maintenance services to utilities and to other customers throughout the United States), which were transferred from PCI to Pepco Energy Services during the third quarter of 2003, as well as due to a decrease of approximately $6.0 million in revenue from various financial

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investments. These decreases were partially offset by higher lease portfolio revenue of approximately $14.5 million derived from new energy leveraged leases entered into during 2002.
Results for 2002 Compared to 2001
Total consolidated operating revenue for the year ended December 31, 2002, was $4,324.5 million compared to $2,371.2 million for 2001. A detail of these amounts is as follows:
	2002	2001	Change
Power Delivery	$2,529.7	$1,723.5	$ 806.2
Conectiv Energy	850.2	-	850.2
Pepco Energy Services	826.7	541.5	285.2
Other Non-Regulated	117.9	106.2	11.7
Total	$4,324.5	$2,371.2

     The increase in Power Delivery operating revenue for 2002 primarily resulted from the fact that PHI recognized $996.2 million in revenue from Conectiv Power Delivery in 2002 (post August 1, 2002 merger date operations) vs. no revenue recognized in 2001 (pre-merger), an increase of $996.2 million. This increase was partially offset by a decrease of $190.0 million at Pepco in 2003 due to the following:

     Standard offer service revenue decreased by $206.9 million due to increased customer migration to alternate suppliers during 2002. Retail access to a competitive market for generation services was made available to all Maryland customers on July 1, 2000 and to D.C. customers on January 1, 2001. At December 31, 2002, 16% of Pepco's Maryland customers and 13% of its D.C. customers have chosen alternate suppliers. These customers accounted for 1,175 megawatts of load in Maryland (of Pepco's total load of 3,369) and 1,140 megawatts of load in D.C. (of Pepco's total load of 2,326). The decrease in standard offer service revenue was partially offset by a $26.3 million increase in delivery revenue due to higher delivered kilowatt hour sales from more favorable weather than experienced in 2001.

     The 2002 amount for Conectiv Energy represents its post-merger operations for the five months of August 2002 through December 2002. The 2001 year was pre-merger and therefore no Conectiv Energy operations are included. Accordingly, the years are not comparable.

The increase in Pepco Energy Services' operating revenue during 2002 primarily resulted from growth in its retail commodity business for sales of electricity and natural gas to new customers.

     The increase in Other Non-Regulated operating revenue during 2002 was mainly due to higher lease portfolio revenue of $10.6 million derived from new energy leveraged leases entered into in late 2001 and throughout 2002.

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Operating Expenses
Results for 2003 Compared to 2002
Total consolidated operating expenses for the year ended December 31, 2003, were $6,654.9 million compared to $3,778.9 million for 2002. A detail of these amounts is as follows:
	2003	2002	Change
Power Delivery	$2,891.0	$1,868.9	$1,022.1
Conectiv Energy	2,830.6	1,071.8	1,758.8
Pepco Energy Services	1,068.2	809.6	258.6
Other Non-Regulated	(29.9)	53.7	(83.6)
Corporate and Other	(105.0)	(25.1)	(79.9)
Total	$6,654.9	$3,778.9

     The increase in Power Delivery's operating expenses for 2003 primarily resulted from the fact that PHI recognized $1,590.9 million in expenses from Conectiv Power Delivery in 2003 (full year) vs. $649.2 million in 2002 (post August 1, 2002 merger date operations), an increase of $941.7 million. Additionally, Pepco's operating expenses increased by $80.4 million in 2003, due to the following:

     Pepco recorded a $14.5 million reserve to reflect a potential exposure related to a pre-petition receivable from Mirant, for which Pepco filed a creditor's claim in the bankruptcy proceedings, $15.3 million higher SOS costs, $11.6 million increase for software amortization, $8.3 million increase in other taxes primarily due to higher fuel taxes, $8.4 million of higher storm restoration expenses, and $9.2 million higher pension and other post-retirement benefits.

     The 2003 amount for Conectiv Energy represents its operations for the entire period. The 2002 amount represents only post-merger results and therefore the periods are not comparable. Due to uncertainty in the energy markets, and current levels of capacity reserves within PJM, Conectiv Energy cancelled an order for four GE combustion turbines (CTs) in the first quarter of 2003. As a result, during the first quarter of 2003, Pepco Holdings recognized a net pre-tax write-off of $50.1 million ($29.5 million after-tax). Additionally, Conectiv Energy lost $44 million ($27 million after-tax) resulting from net trading losses prior to the cessation of proprietary trading. Additionally, during the fourth quarter of 2003 a net pre-tax CT impairment charge of $3.2 million ($1.7 million after-tax) was recorded.

     The increase in Pepco Energy Services' operating expenses during 2003 primarily resulted from growth in its retail commodity business for sales of electricity and natural gas due to higher volumes which resulted from more commercial and industrial customers being served and higher prices due to wholesale commodity market conditions.

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     The decrease in Other Non-Regulated operating expenses during 2003 primarily results from the $68.8 million pretax gain from the sale of Edison Place, which was treated as an offset against operating expenses. Additionally, operating expenses during 2003 decreased by approximately $8.4 million due to the transfer of PEI to Pepco Energy Services in the third quarter of 2003. The decreases were partially offset by an $8.1 million ($5.2 million after-tax) net impairment charge recorded during the fourth quarter of 2003 related to PCI's aircraft portfolio.

     "Corporate and Other" primarily includes two purchase accounting adjustments made in 2003. During the first quarter of 2003, a loss was recognized on the CT contract cancellation of $57.9 million before tax ($34.6 million after-tax). Then in the fourth quarter of 2003, a pretax CT impairment charge of $29.6 million ($19.2 million after-tax) was recorded on additional assets.

Results for 2002 Compared to 2001
Total consolidated operating expenses for the year ended December 31, 2002, were $3,778.9 million compared to $2,004.8 million for 2001. A detail of these amounts is as follows:
	2002	2001	Change
Power Delivery	$1,868.9	$1,334.4	$ 534.5
Conectiv Energy	1,071.8	-	1,071.8
Pepco Energy Services	809.6	524.1	285.5
Other Non-Regulated	53.7	146.3	(92.6)
Corporate and Other	(25.1)	-	(25.1)
Total	$3,778.9	$2,004.8

     The increase in Power Delivery operating expenses for 2002 primarily resulted from the fact that PHI recognized $649.2 million in expenses from Conectiv Power Delivery in 2002 (post August 1, 2002 merger date operations) vs. no expenses recognized in 2001 (pre-merger), an increase of $649.2 million. This increase was partially offset by a decrease of $114.7 million at Pepco in 2003 due to the following:

     Pepco had a $179.7 million decrease in fuel and purchased energy expense due to less energy purchased because of increased customer migration. This decrease was partially offset by an increase in other operation and maintenance expense of $13.8 million due mainly to an increase in employee benefits and vacation liability accrual as well as from a general increase in power delivery expenses, an increase in other taxes of $11.7 million due to higher Maryland property and delivery taxes, and an increase of $8.5 million in depreciation expense. Additionally, Pepco's 2001 operating expenses

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included a $29.3 million gain that resulted from the sale of Pepco's interest in the Conemaugh generating station in 2001.

     The 2002 amount for Conectiv Energy represents its post-merger operations for the five months of August 2002 through December 2002. The 2001 year was pre-merger and therefore no Conectiv Energy operations are included. Accordingly, the years are not comparable.

     The increase in Pepco Energy Services' operating expenses during 2002 primarily resulted from growth in its retail commodity business and due to the fact that 2002 reflected a full year of operations from businesses acquired in 2001.

     The decrease in Other Non-Regulated operating expenses during 2002 primarily resulted from a $20.5 million decrease in depreciation expense incurred as a result of fewer aircraft on operating leases in 2002 and due to the fact that in 2001 PCI recognized a total of $65.5 million (pre-tax) in impairment write-downs related to its aircraft portfolio and other investments.

     "Corporate and Other" primarily includes severance costs of $25.4 million (pre-tax) recorded during 2002 related to Pepco and Conectiv. Additionally, this line item includes unallocated Pepco Holdings' operating expenses, such as the acquisition financing and the amortization of "purchase accounting" related adjustments to the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002.

Other Income (Expenses)
Results for 2003 Compared to 2002
Total consolidated other (expenses) for the year ended December 31, 2003, were $(429.0) million compared to $(190.4) million for 2002. A detail of these amounts is as follows:
	2003	2002	Change
Power Delivery	$(151.6)	$ (97.5)	$54.1
Conectiv Energy	(10.8)	(5.0)	5.8
Pepco Energy Services	4.1	(1.0)	(5.1)
Other Non-Regulated	(146.8)	(52.0)	94.8
Corporate and Other	(123.9)	(34.9)	89.0
Total	$(429.0)	$(190.4)
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     The increase in Power Delivery's other expenses for 2003 primarily resulted from the fact that PHI recognized $82.4 million in expenses from Conectiv Power Delivery in 2003 (full year) vs. $25.9 million in 2002 (post August 1, 2002 merger date operations), an increase of $56.5 million. This increase was partially offset by a decrease of $2.4 million at Pepco in 2003 due to the following:

     Pepco experienced an $8.1 million decrease in interest expense due to lower debt outstanding, partially offset by a $6.2 million increase in interest expense due to distributions on mandatorily redeemable serial preferred securities that in accordance with SFAS No. 150 were reclassified to interest expense commencing in the third quarter of 2003.

The 2003 amount for Conectiv Energy represents its operations for the entire period. The 2002 amount represents only post-merger results and therefore the periods are not comparable.

     The increase in Other Non Regulated operating expense for the year ended 2003 primarily includes an impairment charge of $102.6 million ($66.7 million after-tax) related to Pepco Holding's investment in Starpower. Because of the distressed telecommunications market and the changed expectations of Starpower's future performance, Pepco Holdings determined that its investment in Starpower was impaired at December 31, 2003.

"Corporate and other" in 2003 primarily represents unallocated Pepco Holdings' capital costs, incurred as a result of long-term acquisition financing entered into in late 2002.
Results for 2002 Compared to 2001
Total consolidated other (expenses) for the year ended December 31, 2002, were ($190.4) million compared to ($105.3) million for 2001. A detail of these amounts is as follows:
	2002	2001	Change
Power Delivery	$ (97.5)	$ (48.8)	$48.7
Conectiv Energy	(5.0)	-	5.0
Pepco Energy Services	(1.0)	1.4	2.4
Other Non-Regulated	(52.0)	(57.9)	(5.9)
Corporate and Other	(34.9)	-	34.9
Total	$(190.4)	$(105.3)

     The increase in Power Delivery other expenses for 2002 primarily resulted from the fact that PHI recognized $25.9 million in expenses from Conectiv Power Delivery in 2002 (post August 1, 2002 merger date operations) vs. no expenses recognized in 2001 (pre-merger), an increase of $25.9

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million. Additionally, Pepco's other expenses increased by $22.8 million in 2003, due to the following:

     Pepco experienced a $37.1 million decrease in interest income earned due to lower proceeds remaining to invest from Pepco's generating asset divestitures. This increase was partially offset by a decrease of $21.8 million in interest expense due to lower debt balances outstanding during 2002.

     The 2002 amount for Conectiv Energy represents its post-merger operations for the five months of August 2002 through December 2002. The 2001 year was pre-merger and therefore no Conectiv Energy operations are included. Accordingly, the years are not comparable.

     The decrease in Other Non-Regulated other (expenses) during 2002 primarily resulted from $18.1 million in reduced equity losses on Pepcom's investment in Starpower due to its improved margins, lower selling and administrative expenses, and the favorable impact of the termination of the requirement to amortize goodwill, partially offset by lower income of approximately $9 million earned on other investments.

     "Corporate and Other" in 2002 primarily represents unallocated Pepco Holdings' capital costs, such as the acquisition financing and the amortization of "purchase accounting" related adjustments to the fair value of non-regulated Conectiv assets and liabilities as of August 1, 2002. Additionally, this amount includes the write-off of certain Pepco software costs related to software that was no longer being used.

Income Tax Expense (Benefit)
Results for 2003 Compared to 2002
Total consolidated income tax expense for the year ended December 31, 2003, was $65.9 million compared to $124.1 million for 2002. A detail of these amounts is as follows:
	2003	2002	Change
Power Delivery	$132.8	$101.8	$ 31.0
Conectiv Energy	(51.1)	19.4	(70.5)
Pepco Energy Services	0.7	3.8	(3.1)
Other Non-Regulated	(10.6)	(7.3)	(3.3)
Corporate and Other	(5.9)	6.4	(12.3)
Total	$ 65.9	$124.1

     Pepco Holdings effective tax rate in 2003 and 2002 was 37% as compared to the federal statutory rate of 35%. The major reasons for this difference are state income taxes (net of federal benefit) and the flow-through of

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certain book tax depreciation differences partially offset by the flow through Deferred Investment Tax Credits and the tax benefits related to certain leveraged leases.
The 2003 amount for Conectiv Energy represents its operations for the entire period. The 2002 amount represents only post-merger results and therefore the periods are not comparable.
Results for 2002 Compared to 2001
Total consolidated income tax expense for the year ended December 31, 2002, was $124.1 million compared to $83.5 million for 2001. A detail of these amounts is as follows:
	2002	2001	Change
Power Delivery	$101.8	$130.9	$(29.1)
Conectiv Energy	19.4	-	19.4
Pepco Energy Services	3.8	8.5	(4.7)
Other Non-Regulated	(7.3)	(55.9)	48.6
Corporate and Other	6.4	-	6.4
Total	$124.1	$ 83.5

     The decrease in Power Delivery's income tax expense during 2002 primarily resulted from lower taxes as a result of lower interest income and due to the fact that the 2001 amount included taxes incurred on Pepco's generating plant divestiture.

     The 2002 amount for Conectiv Energy represents its post-merger operations for the five months of August 2002 through December 2002. The 2001 year was pre-merger and therefore no Conectiv Energy operations are included. Accordingly, the years are not comparable.

Income tax expense for Pepco Energy Services remained relatively stable between years.

     The decrease in Other Non-Regulated income tax (benefit) during 2002 primarily resulted from the approximately $22.9 million tax benefit derived in 2001 from one-time impairment write-downs associated with the aircraft portfolio and other investments, approximately $5.7 million in tax benefits in 2001 from reduced losses at Pepcom, and a $7.4 million increase in taxes in 2002 derived from lower tax depreciation expense.

CAPITAL RESOURCES AND LIQUIDITY
This section discusses Pepco Holdings' capital structure, financing activity, cash flow activity, capital spending plans and other uses of capital and sources of capital.
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Capital Structure

     The components of Pepco Holdings' capital structure, expressed as a percentage of total capitalization (including short-term debt and current maturities of long-term debt) is shown below as of December 31, 2003 and 2002 (Dollars in Millions).

	2003		2002
Common Shareholders' Equity	$3,003.3	34.7%	$2,995.8	33.1%
Preferred Stock (a)	108.2	1.2%	110.7	1.2%
Trust Preferred Securities (b)	-	-%	290.0	3.2%
Debentures Issued to Financing Trust (c)	98.0	1.1%	-	-%
Long-Term Debt (d)	5,101.3	58.8%	4,837.7	53.5%
Short-Term Debt (e)	360.0	4.2%	812.7	9.0%
Total	$8,670.8	100.0%	$9,046.9	100.0%
(a)	Represents Mandatorily Redeemable Serial Preferred Stock, Serial Preferred Stock, and Redeemable Serial Preferred Stock
(b)	Represents company obligated mandatorily redeemable preferred securities of subsidiary trust which holds solely parent junior subordinated debentures
(c)	Represents debentures issued to financing trusts and current portion of debentures issued to financing trusts.
(d)

Excludes capital lease obligations and transition bonds issued by ACE Funding. Includes first mortgage bonds, medium term notes, other long-term debt (other than debt issued by ACE Funding), current maturities of long-term debt (other than debt issued by ACE Funding), and Variable Rate Demand Bonds.

(e)	Excludes current maturities of long-term debt, capital lease obligations due within one year, and Variable Rate Demand Bonds.
Set forth below is a summary of long-term financing activity during 2003 for Pepco Holdings and its subsidiaries.
Pepco Holdings issued 1,787,087 shares of common stock under its Shareholder Dividend Reinvestment Plan and various benefit plans. The proceeds from the issuances were added to PHI's general funds.
Pepco Holdings issued $700 million of unsecured long-term debt with maturities ranging from 1 year to 7 years. Proceeds of approximately $696 million were used to repay short-term debt.

     Pepco issued $200 million of secured senior notes that mature in 2013. Proceeds of approximately $198 million were used to refinance previously issued higher interest trust preferred securities of $125 million and to repay short-term debt of $73 million.

     DPL issued $33.2 million of tax-exempt bonds through the Delaware Economic Development Authority. These tax-exempt bonds have maturities ranging from 5 to 35 years. Proceeds of approximately $33 million were used to refinance previously issued higher interest tax-exempt bonds.

ACE Funding issued $152 million of Transition Bonds with maturities ranging from 8 to 17 years. Proceeds of approximately $151 million will be
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used to recover the stranded costs associated with an ACE generation asset and transaction costs.

     Conectiv Bethlehem, LLC, a subsidiary of Conectiv Energy, borrowed $148.2 million under a credit agreement established to finance the construction of the mid-merit power plant located in Bethlehem, Pennsylvania.

Working Capital

     At December 31, 2003, Pepco Holdings' current assets on a consolidated basis totaled $1.6 billion, whereas current liabilities totaled $2.1 billion. Current liabilities include $.4 billion in long-term debt due within one year and an additional $.5 billion of short-term debt. The following is an analysis of Pepco Holdings' short-term debt as of December 31, 2003 and 2002.

	As of December 31, 2003 ($ in Millions)
Type	PHI	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	PCI	Conectiv	Pepco Holdings Consolidated
Variable Rate Demand Bonds	$ -	$ -	$ 104.8	$22.6	$ -	$ 31.0	$ -	$ -	$158.4
Current Portion of Long-Term Debt	200.0	-	7.0	11.0	25.9	-	86.0	50.0	379.9
Construction Loan	-	-	-	-	-	310.0	-	-	310.0
Floating Rate Note	-	50.0	-	-	-	-	-	-	50.0
Commercial Paper	-	-	-	-	-	-	-	-	-
Total	$200.0	$50.0	$111.8	$33.6	$25.9	$341.0	$86.0	$50.0	$898.3
	As of December 31, 2002 ($ in Millions)
Type	PHI	Pepco	DPL	ACE	ACE Funding	Conectiv Energy	PCI	Conectiv	Pepco Holdings Consolidated
Variable Rate Demand Bonds	$ -	$ -	$ 104.8	$22.6	$ -	$ 31.0	$ -	$ -	$ 158.4
Current Portion of Long-Term Debt	-	50.0	87.2	70.2	14.4	-	134.5	50.0	406.3
Construction Loan	-	-	-	-	-	161.8	-	-	161.8
Floating Rate Note	-	-	-	-	-	-	-	200.0	200.0
Commercial Paper	410.9	40.0	-	-	-	-	-	-	450.9
Total	$410.9	$90.0	$192.0	$92.8	$14.4	$192.8	$134.5	$250.0	$1,377.4
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Cash Flow Activity

     During 2003, $661.4 million in cash was provided from operating activities, $232.5 million in cash was used by investing activities, and $411.1 million of cash was used by financing activities, resulting in an increase of $17.8 million in cash and cash equivalents during the year to $100.3 million. At December 31, 2002, cash and cash equivalents were $82.5 million.

Because the purchase method of accounting was used to record the August 1, 2002 acquisition of Conectiv by Pepco, PHI's cash flow activities during the years 2003, 2002, and 2001 are not comparable.
Capital Requirements
Construction Expenditures

     Pepco Holdings' construction expenditures for the year ended December 31, 2003 totaled $592 million of which $392 million was related to its power delivery businesses and the remainder related to Conectiv Energy. For the five-year period 2004 through 2008, total construction expenditures are projected to be approximately $2.0 billion, of which approximately $1.9 billion is related to the power delivery businesses. This amount includes estimated costs for environmental compliance by PHI's subsidiaries. See Item 1 -- "Business -- Environmental Matters." Pepco Holdings expects to fund these expenditures through internally generated cash from the power delivery businesses.

Dividends

     Pepco Holdings' annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI's income and cash flows. PHI's Board of Directors declared quarterly dividends of 25 cents per share of common stock payable on March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003.

     Under PUHCA, PHI is prohibited, without SEC approval, from paying dividends on its common stock from capital or unearned surplus. PHI generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI's direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate and regulatory laws, which impose limitations on the funds that can be used to pay dividends and, in the case of regulatory laws, as applicable, may require the prior approval of the relevant utility regulatory commissions before dividends can be paid; (ii) PUHCA, which prohibits a subsidiary of a registered public utility holding company from paying a dividend out of capital or unearned surplus without the prior approval of the SEC; (iii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities, and (iv) certain provisions of the charters of Pepco, DPL and ACE, which impose restrictions on payment of common stock dividends for the benefit of preferred stockholders.

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     Pepco's articles of incorporation and DPL's certificate and articles of incorporation each contains provisions restricting the amount of dividends that can be paid on common stock when preferred stock is outstanding if the applicable company's capitalization ratio is less than 25%. For this purpose, the capitalization ratio is equal to (i) common stock capital plus surplus, divided by (ii) total capital (including long-term debt) plus surplus. In addition, DPL's certificate and articles of incorporation and ACE's certificate of incorporation each provides that if preferred stock is outstanding, no dividends may be paid on common stock if, after payment, the applicable company's common stock capital plus surplus would be less than the involuntary liquidation value of the outstanding preferred stock. Currently, none of these charter restrictions limits the ability of Pepco, DPL or ACE to pay dividends.

Pension Funding

     Pepco Holdings has a noncontributory retirement plan (the Retirement Plan) that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings' subsidiaries. Following the consummation of the acquisition of Conectiv by Pepco on August 1, 2002, the Pepco General Retirement Plan and the Conectiv Retirement Plan were merged into the Retirement Plan on December 31, 2002. The provisions and benefits of the merged Retirement Plan applicable to Pepco employees are identical to those in the original Pepco plan and the provisions and benefits applicable to DPL and ACE employees are identical to those in the original Conectiv plan.

     As of the 2003 valuation, the Retirement Plan satisfied the minimum funding requirements of the Employment Retirement Income Security Act of 1974 (ERISA) without any additional funding. However, PHI's funding policy with regard to the Retirement Plan is to maintain a funding level in excess of 100% of its accrued benefit obligation. In 2003 and 2002, PHI made discretionary tax-deductible cash contributions to the Retirement Plan in accordance with its funding policy.

     In 2003, the accumulated benefit obligation for the Retirement Plan increased over 2002, primarily due to a decrease in the discount rate used to value the accumulated benefit obligation, which reflected the declining interest rate environment in 2003. However, the financial markets experienced a recovery during 2003, and the Retirement Plan assets achieved returns in excess of the levels assumed in the valuation. As a result of the combination of these factors, in October 2003 PHI contributed a total of $50 million (of which $30 million was funded by Pepco and $20 million funded by ACE) to the Retirement Plan. The contribution was made to ensure that under reasonable assumptions, the funding level at year end would be in excess of 100% of the accrued benefit obligation. In 2002, PHI contributed a total of $35 million (all of which was funded by Pepco) to the Retirement Plan. PHI currently estimates that no contributions will be required in 2004 to maintain a funding level in excess of 100% of the accumulated benefit obligation.

Contractual Obligations And Commercial Commitments
Summary information about Pepco Holdings' consolidated contractual obligations and commercial commitments at December 31, 2003, is as follows:
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	Contractual Maturity
Obligation	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(Dollars in Millions)
Short-term debt	$ 360.0	$ 360.0	$ -	$ -	$ -
Variable rate demand bonds	158.4	158.4	-	-	-
Long-term debt	5,520.1	379.9	947.7	1,151.1	3,041.4
Preferred stock subject to mandatory redemption	45.0	2.5	5.0	37.5	-
Capital and operating leases	392.6	41.7	84.6	84.8	181.5
Purchase power contracts	1,713.8	465.9	762.9	485.0	-
Total	$8,189.9	$1,408.4	$1,800.2	$1,758.4	$3,222.9
Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

     Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations which are entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

     As of December 31, 2003, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The fair value of these commitments and obligations was not required to be recorded in Pepco Holdings' consolidated Balance Sheets; however, certain energy marketing obligations of Conectiv Energy were recorded. The commitments and obligations, in millions of dollars, were as follows:

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	Guarantor
	PHI	Conectiv	PCI	Total
Energy marketing obligations of Conectiv Energy (1)	$118.3	$19.2	$ -	$137.5
Energy procurement obligations of Pepco Energy Services (1)	6.6	-	-	6.6
Standby letters of credit of Pepco Holdings (2)	12.7	-	-	12.7
Guaranteed lease residual values (3)	-	5.4	-	5.4
Loan agreement (4)	13.1	-	-	13.1
Construction performance guarantees (5)	-	4.6	-	4.6
Other (6)	14.9	4.3	5.8	25.0
Total	$165.6	$33.5	$5.8	$204.9
1.

Pepco Holdings and Conectiv have contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties related to routine energy sales and procurement obligations, including requirements under BGS contracts for ACE.

2.

Pepco Holdings has issued standby letters of credit of $12.7 million on behalf of subsidiary operations related to Conectiv Energy's competitive energy activities and third party construction performance. These standby letters of credit were put into place in order to allow the subsidiaries the flexibility needed to conduct business with counterparties without having to post substantial cash collateral. While the exposure under these standby letters of credit is $12.7 million, Pepco Holdings does not expect to fund the full amount.

3.

Subsidiaries of Conectiv have guaranteed residual values in excess of fair value related to certain equipment and fleet vehicles held through lease agreements. As of December 31, 2003, obligations under the guarantees were approximately $5.4 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantee have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is minimal. As such, PHI believes the likelihood of requiring payment under the guarantee is remote.

4.

Pepco Holdings has issued a guarantee on behalf of a subsidiary's 50% unconsolidated investment in a limited liability company for repayment of borrowings under a loan agreement of approximately $13.1 million.

5.	Conectiv has performance obligations of $4.6 million relating to obligations to third party suppliers of equipment.
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6.	Other guarantees comprise:
	o	Pepco Holdings has guaranteed payment of a bond issued by a subsidiary of $14.9 million. Pepco Holdings does not expect to fund the full amount of the exposure under the guarantee.
	o	Conectiv has guaranteed a subsidiary building lease of $4.3 million. PHI does not expect to fund the full amount of the exposure under the guarantee.
o

PCI has guaranteed facility rental obligations related to contracts entered into by Starpower. In addition, PCI has agreed to indemnify RCN for 50% of any payments RCN makes under Starpower's franchise and construction performance bonds.  As of December 31, 2003, the guarantees cover the remaining $3.7 million in rental obligations and $2.1 million in franchise and construction performance bonds issued.

     In addition, in connection with the Conectiv Bethlehem revolving credit agreement, Conectiv provides a guarantee associated with Conectiv Energy's agreement to purchase energy and capacity from Conectiv Bethlehem and other guarantees related to obligations of Pepco Holdings subsidiaries under agreements related to constructing and operating the Conectiv Bethlehem mid-merit plant. Generally, Conectiv's guarantee obligations do not exceed the amount of the debt outstanding under the credit agreement and do not guarantee Conectiv Bethlehem's obligation to repay the debt. As of December 31, 2003, the outstanding balance under the Conectiv Bethlehem credit facility was $310 million.

     Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in the agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

     Under certain contractual arrangements entered into by PHI's subsidiaries in connection with competitive energy and other transactions, the affected company may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of the applicable company are downgraded one or more levels. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. As of December 31, 2003, a one-level downgrade in the credit rating of PHI and all of its affected subsidiaries would have required PHI and such subsidiaries to provide aggregate cash collateral or letters of credit of approximately up to $92 million. An additional approximately $290 million of

16 ______________________________________________________________________________________
aggregate cash collateral or letters of credit would have been required in the event of subsequent downgrades to below investment grade.

     Many of the contractual arrangements entered into by PHI's subsidiaries in connection with competitive energy activities include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels that are in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements. As of December 31, 2003, Pepco Holdings' subsidiaries engaged in competitive energy activities were in receipt of (a net holder of) cash collateral in the amount of $22.8 million in connection with their competitive energy activities.

Environmental Remediation Obligations

     PHI's accrued liabilities as of December 31, 2003 include approximately $24.8 million, of which $5.5 million is expected to be incurred in 2004, for potential cleanup and other costs related to sites at which an operating subsidiary is a potentially responsible party, is alleged to be a third-party contributor, or has made a decision to clean up contamination on its own property. For information regarding projected expenditures for environmental control facilities, see "Business -- Environmental Matters." The principal environmental remediation obligations as of December 31, 2003, were:

•

$8.3 million, of which $1.3 million is expected to be incurred in 2004, payable by DPL for remediation and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant that was sold on June 22, 2001, reflecting the terms of a related consent agreement reached with the Delaware Department of Natural Resources and Environmental Control during 2001.

•

As a result of the discontinuation of the second competitive bidding process for ACE's fossil fuel-fired generating stations, ACE anticipates that it will incur costs of approximately $7 million and $2.6 million, respectively, in environmental remediation costs associated with its Deepwater Generating Station and its B.L. England Generating Station. ACE established a $7 million reserve for the Deepwater-related portion of these remediation costs. In March 2004, ACE transferred the ownership of the Deepwater generation plant, along with the reserve for Deepwater-related remediation costs to Conectiv Energy which has assumed responsibility for the remediation at Deepwater. ACE continues to be responsible for the B.L. England-related remediation costs. In 2004, Conectiv Energy expects to incur approximately $650,000 in such costs associated with Deepwater and Ace expects to incur $650,000 million in such costs associated with B.L. England.

•

ACE anticipates that costs of cleanup, remediation and restoration in response to a December 2003 oil release at B.L. England will be approximately $1.2 million, of which $750,000 has been accrued as a liability. ACE expects to incur $750,000 associated with the B.L. England oil release in 2004.

•	$1.7 million accrued by Pepco to meet its share of the costs associated with remediation of the Metal Bank/Cottman Avenue site in Philadelphia, Pennsylvania.
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Sources Of Capital

     Pepco Holdings' sources to meet its long-term funding needs, such as capital expenditures and new investments, and its short-term funding needs, such as working capital and the temporary funding of long-term funding needs, include internally generated funds, securities issuances and bank financing under new or existing facilities. PHI's ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. See "Risk Factors" for a discussion of important factors that may impact these sources of capital.

Internally Generated Cash

     The primary source of Pepco Holdings' internally generated funds is the cash flow generated by its regulated utility subsidiaries in the power delivery business. A discussion of cash flows for 2003 is included above.

Short-Term Funding Sources

     Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to temporarily fund long-term capital requirements.

     Pepco Holdings maintains an ongoing commercial paper program of up to $700 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $300 million, up to $275 million, and up to $250 million, respectively. The commercial paper notes can be issued with maturities up to 270 days from the date of issue.

     In July 2003, Pepco Holdings, Pepco, DPL and ACE entered into (i) a three-year working capital credit facility with an aggregate credit limit of $550 million and (ii) a 364-day working capital credit facility with an aggregate credit limit of $550 million. Pepco Holdings' credit limit under these facilities is $700 million, and the credit limit of each of Pepco, DPL and ACE under these facilities is the lower of $300 million and the maximum amount of short-term debt authorized by the appropriate state commission, except that the aggregate amount of credit utilized by Pepco, DPL and ACE at any given time under these facilities may not exceed $400 million. Funds borrowed under these facilities are available for general corporate purposes. Either credit facility also can be used as credit support for the commercial paper programs of the respective companies. The three-year and 364-day credit agreements contain customary financial and other covenants that, if not satisfied, could result in the acceleration of repayment obligations under the agreements or restrict the ability of the companies to borrow under the agreements. Among these covenants is the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreements. As of December 31, 2003, the applicable ratios for Pepco Holdings, Pepco, DPL and ACE were 60.0%. 55.0%, 48.4% and 47.9%, respectively. The credit agreements also contain a number of customary events of default that could result in the acceleration of repayment obligations under the agreements, including (i) the failure of any borrowing company or any of its significant subsidiaries to pay when due, or the acceleration of, certain indebtedness under other borrowing arrangements, (ii) certain bankruptcy events, judgments or decrees against any borrowing company or its significant subsidiaries, and

18 _____________________________________________________________________________________
(iii) a change in control (as defined in the credit agreements) of Pepco Holdings or the failure of Pepco Holdings to own all of the voting stock of Pepco, DPL and ACE.

     Conectiv Bethlehem entered into a credit agreement with various banks and financial institutions in June 2002 in connection with the construction of the Bethlehem mid-merit power plant. Under this agreement, Conectiv Bethlehem may borrow up to $365 million as a construction loan and convert the construction loan to a term loan after completing the construction and testing of its mid-merit power plant. Conectiv Bethlehem expects that the construction loan will convert to a term loan in 2004 and that the term loan period will be approximately two years. Borrowings under the credit agreement bear interest at a variable interest rate and are secured by a lien on the membership interests of Conectiv Bethlehem and all tangible, intangible and real property of Conectiv Bethlehem. Conectiv Bethlehem entered into an interest rate swap agreement which effectively converted the variable interest rate on 75% of the expected loan balance to a fixed rate of 4.15%. As of December 31, 2003, the outstanding balance under the credit agreement was $310 million. The credit agreement contains a number of events of default, including defaults by Conectiv or Conectiv Bethlehem on other debt, events of bankruptcy, Conectiv Bethlehem's loss of collateral, defaults by Conectiv Bethlehem under agreements related to the project such as the power purchase agreement between Conectiv Energy and Conectiv Bethlehem, and material adverse changes in Conectiv Bethlehem's regulatory status.

Long-Term Funding Sources

     The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to refund or refinance existing securities.

PUHCA Restrictions

     Because Pepco Holdings is a public utility holding company registered under PUHCA, it must obtain SEC approval to issue securities. PUHCA also prohibits Pepco Holdings from borrowing from its subsidiaries. Under an SEC Financing Order dated July 31, 2002 (the Financing Order), Pepco Holdings is authorized to issue equity, preferred securities and debt securities in an aggregate amount not to exceed $3.5 billion through an authorization period ending June 30, 2005, subject to a ceiling on the effective cost of these funds. Pepco Holdings is also authorized to enter into guarantees to third parties or otherwise provide credit support with respect to obligations of its subsidiaries for up to $3.5 billion. Of this amount, only $1.75 billion may be on behalf of subsidiaries engaged in energy marketing activities.

     Pepco Holdings may issue common stock to satisfy its obligations under its Shareholder Dividend Reinvestment Plan and various employee benefit plans. Under the Financing Order, Pepco Holdings is limited to issuing no more than an aggregate of 20 million shares of common stock under its Shareholder Dividend Reinvestment Plan and employee benefit plans during the period ending June 30, 2005.

     The Financing Order requires that, in order to issue debt or equity securities, including commercial paper, Pepco Holdings must maintain a ratio of common stock equity to total capitalization (consisting of common stock, preferred stock, if any, long-term debt and short-term debt) of at least 30

19 ______________________________________________________________________________________

percent. At December 31, 2003, Pepco Holdings' common equity ratio was 32.5 percent. The Financing Order also requires that all rated securities issued by Pepco Holdings be rated "investment grade" by at least one nationally recognized rating agency. Accordingly, if Pepco Holdings' common equity ratio were less than 30 percent or if no nationally recognized rating agency rated a security investment grade, Pepco Holdings could not issue the security without first obtaining an amendment to the Financing Order from the SEC.

     If an amendment to the Financing Order is required to enable Pepco Holdings or any of its subsidiaries to effect a financing, there is no certainty that such an amendment could be obtained or as to the timing of SEC action. The failure to obtain timely relief from the SEC, in such circumstances, could have a material adverse effect on the financial condition of Pepco Holdings and its subsidiaries.

The foregoing financing limitations also generally apply to Pepco, DPL, ACE and certain other Pepco Holdings' subsidiaries.
Money Pool

     Pepco Holdings has received SEC authorization under PUHCA to establish the Pepco Holdings system money pool. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of the PHI subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings' short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources. Consequently, Pepco Holdings' external borrowing requirements fluctuate based on the amount of funds required to be deposited in the money pool.

REGULATORY AND OTHER MATTERS
Relationship with Mirant Corporation

     In 2000, Pepco sold substantially all of its electricity generation assets to Mirant Corporation, formerly Southern Energy, Inc. As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries (collectively, Mirant). On July 14, 2003, Mirant Corporation and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas (the Bankruptcy Court). Under bankruptcy law, a debtor generally may, with authorization from a bankruptcy court, assume or reject executory contracts. A rejection of an executory contract entitles the counterparty to file a claim as an unsecured creditor against the bankruptcy estate for damages incurred due to the rejection of the contract. In a bankruptcy proceeding, a debtor can normally restructure some or all of its pre-petition liabilities.

20 ______________________________________________________________________________________

     Depending on the outcome of the matters discussed below, the Mirant bankruptcy could have a material adverse effect on the results of operations of Pepco Holdings and Pepco. However, management currently believes that Pepco Holdings and Pepco currently have sufficient cash, cash flow and borrowing capacity under their credit facilities and in the capital markets to be able to satisfy the additional cash requirements that are expected to arise due to the Mirant bankruptcy. Accordingly, management does not anticipate that the Mirant bankruptcy will impair the ability of Pepco Holdings or Pepco to fulfill their contractual obligations or to fund projected capital expenditures. On this basis, management currently does not believe that the Mirant bankruptcy will have a material adverse effect on the financial condition of either company.

Transition Power Agreements

     As part of the asset purchase and sale agreement for the Pepco generation assets (the Asset Purchase and Sale Agreement), Pepco and Mirant entered into Transition Power Agreements for Maryland and the District of Columbia, respectively (collectively, the TPAs). Under these agreements, Mirant was obligated to supply Pepco with all of the capacity and energy needed to fulfill its standard offer service obligations in Maryland through June 2004 and its standard offer service obligations in the District of Columbia into January 2005, in each case at rates that were lower than the rates that Pepco charges to its customers. The original rates under the TPAs were less than the prevailing market rates.

     At the time Mirant filed for bankruptcy, the purchase prices for energy and capacity under the TPAs were below the prevailing market rates. To avoid the potential rejection of the TPAs Pepco and Mirant Corporation and its affiliate Mirant Americas Energy Marketing, LP (the Mirant Parties) entered into a settlement agreement, which was approved by the Bankruptcy Court on November 19, 2003 (the Settlement Agreement). Pursuant to the Settlement Agreement, the Mirant Parties have assumed both of the TPAs and the TPAs have been amended, effective October 1, 2003, to increase the purchase price of energy thereunder as described below. The Settlement Agreement also provides that Pepco has an allowed, pre-petition general unsecured claim against each of the Mirant Parties in the amount of $105 million (the Pepco TPA Claim), and has the right to assert the Pepco TPA Claim against other Mirant debtors. On December 15, 2003, Pepco filed Proofs of Claim in the amount of $105 million against the appropriate Mirant debtors.

     In accordance with the Settlement Agreement, the purchase price of energy under the TPAs has increased from $35.50 to $41.90 per megawatt hour during summer months (May 1 through September 30) and from $25.30 to $31.70 per megawatt hour during winter months (October 1 through April 30) under the District of Columbia TPA and has increased from $40.00 to $46.40 per megawatt hour during summer months and from $22.20 to $28.60 per megawatt hour during winter months under the Maryland TPA. Under the amended TPAs, the purchase prices paid by Pepco for capacity in the District of Columbia and Maryland remain $3.50 per megawatt hour and the charge paid by Pepco for certain ancillary services remain $.50 per megawatt hour. The amendments to the TPAs have resulted in an increase in the average purchase price to Pepco for energy from approximately 3.4 cents per kilowatt hour under the original terms of the TPAs to an average purchase price of approximately 4.0 cents per kilowatt hour. The revenues produced by the currently approved tariff rates that Pepco charges its customers for providing standard offer service average approximately 4.1 cents per kilowatt hour.

21 ______________________________________________________________________________________

     Pepco estimates that, as a result of the price increases, it will pay Mirant an additional $105 million for the purchase of energy beginning October 1, 2003 through the remaining terms of the TPAs. These payments will be offset by a reduction of payments by Pepco to customers for the period 2003 through 2006 of approximately $45 million pursuant to the generation procurement credit established pursuant to regulatory settlements entered into in the District of Columbia and Maryland under which Pepco and its customers share any margin between the price paid by Pepco to procure standard offer service and the price paid by customers for standard offer service. As a result, Pepco currently anticipates that it will incur a net additional cash outlay of approximately $60 million due to the amendments of the respective TPAs. The foregoing estimates are based on current service territory load served by competitive suppliers and by standard offer service and does not include financing costs, all of which could be subject to fluctuation.

     The amount, if any, that Pepco will be able to recover from the Mirant bankruptcy estate in respect of the Pepco TPA Claim will depend on the amount of assets available for distribution to creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate. No receivable has been recorded in Pepco's accounting records in respect of the Pepco TPA Claim. Any recovery would be shared with customers pursuant to the generation procurement credit.

Power Purchase Agreements

     Under agreements with FirstEnergy Corp., formerly Ohio Edison (FirstEnergy), and Allegheny Energy, Inc., both entered into in 1987, Pepco is obligated to purchase from FirstEnergy 450 megawatts of capacity and energy annually through December 2005 (the FirstEnergy PPA). Under an agreement with Panda, entered into in 1991, Pepco is obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (the Panda PPA). In each case, the purchase price is substantially in excess of current market prices. As a part of the Asset Purchase and Sale Agreement, Pepco entered into a "back-to-back" arrangement with Mirant. Under this arrangement, Mirant is obligated, among other things, to purchase from Pepco the capacity and energy that Pepco is obligated to purchase under the FirstEnergy PPA and the Panda PPA at a price equal to the price Pepco is obligated to pay under the PPAs (the PPA-Related Obligations).

Pepco Pre-Petition Claims

     When Mirant filed its bankruptcy petition on July 14, 2003, Mirant had unpaid obligations to Pepco of approximately $29 million, consisting primarily of payments due to Pepco in respect of the PPA-Related Obligations (the Mirant Pre-Petition Obligations). The Mirant Pre-Petition Obligations constitute part of the indebtedness for which Mirant is seeking relief in its bankruptcy proceeding. Pepco has filed Proofs of Claim in the Mirant bankruptcy proceeding in the amount of approximately $26 million to recover this indebtedness; however, the amount of Pepco's recovery, if any, is uncertain. The $3 million difference between Mirant's unpaid obligation to Pepco and the $26 million Proofs of Claim filed by Pepco primarily represents a TPA settlement adjustment which is included in the $105 million Proofs of Claim filed by Pepco on December 15, 2003 against the Mirant debtors. In view of this uncertainty, Pepco, in the third quarter of 2003, expensed $14.5 million ($8.7 million after-tax) to establish a reserve against the $29

22 ______________________________________________________________________________________
million receivable from Mirant. The amount expensed represents Pepco's estimate of the possible outcome in bankruptcy, although the amount ultimately recoverable could be higher or lower.
Mirant's Attempt to Reject the PPA-Related Obligations

     On August 28, 2003, Mirant filed with the Bankruptcy Court a motion seeking authorization to reject its PPA-Related Obligations. Mirant's motion also sought injunctions to prohibit Pepco from initiating, or encouraging any person or entity to initiate, any proceedings before the FERC that seek to require Mirant to perform the PPA-Related Obligations and to prohibit FERC from taking any action to require Mirant to perform the PPA-Related Obligations.

     On September 25, 2003, the Bankruptcy Court entered an order stating that it was not necessary to issue an injunction against Pepco because the automatic stay provisions of the Bankruptcy Code prohibit Pepco from commencing or continuing any judicial or administrative proceedings against Mirant. The Bankruptcy Court's order did grant a preliminary injunction that prohibits FERC from (i) taking any action to require or coerce Mirant to abide by the terms of the PPA-Related Obligations or commencing or continuing any proceeding outside of the Bankruptcy Court with respect to the PPA-Related Obligations and (ii) taking any action, or encouraging any person or entity to take an action, to require or coerce Mirant to abide by the terms of the TPAs. The Bankruptcy Court also ordered Mirant to continue to perform the PPA-Related Obligations and its obligations under the TPAs until relieved of those obligations by an order of an appropriate court.

     Upon motions filed by Pepco and FERC, on October 9, 2003, the U.S. District Court for the Northern District of Texas (the District Court) withdrew jurisdiction over both the rejection and preliminary injunction proceedings from the Bankruptcy Court. On December 23, 2003, the District Court denied Mirant's motion to reject the PPA-Related Obligations. On January 5, 2004 Mirant filed with the U.S. Court of Appeals for the Fifth Circuit (the Circuit Court) a notice of appeal of the District Court's December 23 decision. On January 6, 2004, The Official Committee of Unsecured Creditors of Mirant Corporation (the Creditors Committee) filed with the Circuit Court a separate notice of appeal of the December 23 decision. Also on January 6, 2004, the District Court entered an order dissolving all injunctive relief granted by the Bankruptcy Court in respect of the PPA-Related Obligations, and Mirant and the Creditors Committee each subsequently filed a motion with the Circuit Court for a stay of the dissolution order pending resolution of the appeals, as well as motions to expedite the appeals. On January 23, 2004, the Circuit Court denied Mirant's and the Creditors Committee's motions to expedite the appeal. On January 26, 2004, the Circuit Court denied Mirant's and the Creditors Committee's motions to stay the District Court's Order. Oral argument will be scheduled the week of May 3, 2004.

     Pepco is exercising all available legal remedies and vigorously opposing Mirant's continued attempts to reject the PPA-Related Obligations in order to protect the interests of its customers and shareholders. While Pepco believes that it has substantial legal bases to oppose the attempt to reject the agreements, the outcome of Mirant's efforts to reject the PPA-Related Obligations is uncertain.

23 ______________________________________________________________________________________

     In accordance with the Bankruptcy Court's September 25 order, Mirant is continuing to perform the PPA-Related Obligations pending the resolution of the ongoing proceedings. However, if Mirant ultimately is successful in rejecting, and is otherwise permitted to stop performing the PPA-Related Obligations, Pepco could be required to repay to Mirant, for the period beginning on the effective date of the rejection (which date could be prior to the date of the court's order and possibly as early as September 18, 2003) and ending on the date Mirant is entitled to cease its purchases of energy and capacity from Pepco, all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity. Pepco estimates that the amount it could be required to repay to Mirant in the unlikely event September 18, 2003, is determined to be the effective date of rejection, as of March 1, 2004, is approximately $51.4 million. This repayment would entitle Pepco to file a claim against the bankruptcy estate in an amount equal to the amount repaid. Mirant has also asked the Bankruptcy Court to require Pepco to disgorge all amounts paid by Mirant to Pepco in respect of the PPA-Related Obligations, less an amount equal to the price at which Mirant resold the purchased energy and capacity, for the period July 14, 2003 (the date on which Mirant filed its bankruptcy petition) to September 18, 2003, on the theory that Mirant did not receive value for those payments. Pepco estimates that the amount it would be required to repay to Mirant on the disgorgement theory is approximately $22.8 million. Pepco believes a claim based on this theory should be entitled to administrative expense status for which complete recovery could be expected. If Pepco were required to repay any such amounts for either period, the payment would be expensed at the time the payment is made.

     The following are estimates prepared by Pepco of its additional exposure if Mirant's motion to reject its PPA-Related Obligations ultimately is successful. These estimates are based in part on current market prices and forward price estimates for energy and capacity, and do not include financing costs, all of which could be subject to significant fluctuation. The estimates assume no recovery from the Mirant bankruptcy estate and no regulatory recovery, either of which would mitigate the effect of the estimated loss. Pepco does not consider it realistic to assume that there will be no such recoveries. Based on these assumptions, Pepco estimates that its pre-tax exposure as of March 1, 2004, representing the loss of the future benefit of the PPA-Related Obligations to Pepco, is as follows:

•

If Pepco were required to purchase capacity and energy from FirstEnergy commencing as of March 1, 2004, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 6.1 cents) and resold the capacity and energy at market rates projected, given the characteristics of the FirstEnergy PPA, to be approximately 4.5 cents per kilowatt hour, Pepco estimates that it would cost approximately $50 million for the remainder of 2004, and $56 million in 2005, the last year of the FirstEnergy PPA.

•

If Pepco were required to purchase capacity and energy from Panda commencing as of March 1, 2004, at the rates provided in the PPA (with an average price per kilowatt hour of approximately 15.6 cents), and resold the capacity and energy at market rates projected, given the characteristics of the Panda PPA, to be approximately 6.9 cents per kilowatt hour, Pepco estimates that it would cost approximately $33 million for the remainder of 2004, $38 million in 2005, and $36

24 _____________________________________________________________________________________
million in 2006 and approximately $35 million to $43 million annually thereafter through the 2021 contract termination date.

     The ability of Pepco to recover from the Mirant bankruptcy estate in respect of the Mirant Pre-Petition Obligations and damages if the PPA-Related Obligations are successfully rejected will depend on whether Pepco's claims are allowed, the amount of assets available for distribution to creditors and Pepco's priority relative to other creditors. At the current stage of the bankruptcy proceeding, there is insufficient information to determine the amount, if any, that Pepco might be able to recover from the Mirant bankruptcy estate, whether the recovery would be in cash or another form of payment, or the timing of any recovery.

     If Mirant ultimately is successful in rejecting the PPA-Related Obligations and Pepco's full claim is not recovered from the Mirant bankruptcy estate, Pepco may seek authority from the MPSC and the DCPSC to recover its additional costs. Pepco is committed to working with its regulatory authorities to achieve a result that is appropriate for its shareholders and customers. Under the provisions of the settlement agreements approved by the MPSC and the DCPSC in the deregulation proceedings in which Pepco agreed to divest its generation assets under certain conditions, the PPAs were to become assets of Pepco's distribution business if they could not be sold. Pepco believes that, if Mirant ultimately is successful in rejecting the PPA-Related Obligations, these provisions would allow the stranded costs of the PPAs that are not recovered from the Mirant bankruptcy estate to be recovered through Pepco's distribution rates. If Pepco's interpretation of the settlement agreements is confirmed, Pepco expects to be able to establish the amount of its anticipated recovery as a regulatory asset. However, there is no assurance that Pepco's interpretation of the settlement agreements would be confirmed by the respective public service commissions.

     If the PPA-Related Obligations are successfully rejected, and there is no regulatory recovery, Pepco will incur a loss. However, the accounting treatment of such a loss depends on a number of legal and regulatory factors, and is not determinable at this time.

The SMECO Agreement

     As a term of the Asset Purchase and Sale Agreement, Pepco assigned to Mirant a facility and capacity agreement with Southern Maryland Electric Cooperative, Inc. (SMECO) under which Pepco was obligated to purchase the capacity of an 84-megawatt combustion turbine installed and owned by SMECO at a former Pepco generating station (the SMECO Agreement). The agreement contemplates a monthly payment to SMECO of approximately $.5 million. Pepco is responsible to SMECO for the performance of the SMECO Agreement if Mirant fails to perform its obligations thereunder. At this time, Mirant continues to make post-petition payments due to SMECO.

Rate Proceedings

     On February 3, 2003, ACE filed a petition with the NJBPU to increase its electric distribution rates and its Regulatory Asset Recovery Charge (RARC) in New Jersey. The petition was based on actual data for the nine months ended September 30, 2002, and forecasted data for the three months ended December 31, 2002 and sought an overall rate increase of approximately $68.4 million, consisting of an approximately $63.4 million increase in electricity distribution rates and $5 million for recovery of regulatory

25 ____________________________________________________________________________________

assets through the RARC. On October 28, 2003, ACE updated the filing with actual data for the full twelve-month test year ended December 31, 2002 and made other corrections. The update supported an overall rate increase of approximately $41.3 million, consisting of a $36.8 million increase in electricity distribution rates and a RARC of $4.5 million. This petition is ACE's first increase request for electric distribution rates since 1991. The requested increase would apply to all rate schedules in ACE's tariff. The Ratepayer Advocate filed testimony on January 3, 2004, proposing an annual rate decrease of $11.7 million. Intervener groups representing industrial users and local generators filed testimony that did not take a position with respect to an overall rate change but their proposals, if implemented, would affect the way in which an overall rate increase or decrease would be applied to the particular rates under which they receive service. ACE's rebuttal testimony, filed February 20, 2004, makes some changes to its October filing and proposes an overall rate increase of approximately $35.1 million, consisting of a $30.6 increase in distribution rates and a $4.5 million increase in the RARC.

     On July 31, 2003, the NJBPU issued an order transferring to the base rate proceeding consideration of $25.4 million of actual and projected deferred restructuring costs for which ACE was seeking recovery in a separate proceeding, which is discussed below, relating to the restructuring of ACE's electric utility business under the New Jersey Electric Discount and Energy Competition Act (EDECA). In its October 28, 2003 filing, ACE presented testimony supporting recovery of an increase in the amount of deferred restructuring costs recoverable from $25.4 million to $36.1 million, consisting of: (i) $3.7 million associated with BGS costs, (ii) $27.3 million of restructuring transition-related costs and (iii) $5.1 of transition costs related to fossil generation divestiture efforts.

     On December 12, 2003, the NJBPU issued an order also consolidating outstanding issues from several other proceedings into the base rate case proceeding. On December 22, 2003, ACE filed a Motion for Reconsideration in which it suggested that these issues be dealt with in a Phase II to the base rate case to address the outstanding issues identified in the December 12, 2003 Order. After discussion with the parties to the base rate case, it was agreed that a Phase II to the base rate case to these issues, along with the $36.1 million of deferred restructuring costs previously moved into the base rate case, would be initiated in April 2004. ACE cannot predict at this time the outcome of these proceeding.

     On March 31, 2003, DPL filed with the DPSC for an annual gas base rate increase of $16.8 million, or an increase of 12.7% in total operating revenue for DPL's gas business. The filing included a request for a ROE of 12.5%. DPL is currently authorized a ROE of 11.5% in Delaware. This is the first increase requested for DPL's gas distribution business since 1994. On May 30, 2003, DPL exercised its statutory right to implement an interim base rate increase of $2.5 million, or 1.9% of total operating revenue for DPL's gas business, subject to refund. On October 7, 2003, a settlement agreement was filed with the DPSC that provides for an annual gas base revenue increase of $7.75 million, with a 10.5% ROE, which equates to a 5.8% increase in total revenues for DPL's gas business. The settlement agreement provides that DPL is not required to refund the previously implemented interim rate increase. In addition, the settlement agreement provides for establishment of an Environmental Surcharge to recover costs associated with remediation of a coal gas site. On December 9, 2003, the DPSC approved the settlement, making the interim $2.5 million increase final with no refunds and implementing an additional $5.25 million increase effective as of December 10, 2003. At the

26 _____________________________________________________________________________________

same time the DPSC approved a supplemental settlement which addresses customer service issues in the electric cost of service filing described below. DPL filed on February 13, 2004 for a change in electric ancillary service rates that has an aggregate effect of increasing annual revenues by $13.1 million or 2.4%. This filing was prompted by the increasing ancillary service costs charged to DPL by PJM. The PHI merger agreement, approved by the DPSC in Docket No. 01-194, provides that "Delmarva shall have the right to file to change in Ancillary components of rates to reflect the then applicable ancillary charges billed to Delmarva by PJM or successor organization." On February 24, 2004, the DPSC accepted DPL's filing and placed the rates into effect on March 15, 2004, subject to refund. DPL made this filing on February 13, 2004. In future years DPL will make filings to update the analysis of out of pocket environmental costs recoverable through the Environmental Surcharge rate.

     On March 1, 2002 DPL submitted a cost of service study with the DPSC demonstrating it was not over-earning on its electric distribution rates. On October 21, 2003, the DPSC approved a settlement with respect to the March 1, 2002 filing confirming that no increase or decrease in DPL's electric distribution rates was necessary. This settlement was consistent with the provisions of settlement approved by the DPSC in connection with the Pepco and Conectiv merger that provided for no change in DPL's distribution base rates until May 1, 2006. The rate settlement also establishes objectives and procedures to reduce the number of customers whose bills are estimated over 6 or more months due to difficulties in obtaining access to the meter and to establish a reduced interest charge for customers who are paying past due bills under a payment arrangement. The DPSC also approved a supplemental settlement on December 9, 2003, regarding quality of service by DPL. In the supplemental settlement, DPL agreed to additional customer service provisions, including opening full time walk-in facilities that accept payments, and standards for call center performance.

     On August 29, 2003, DPL submitted its annual Gas Cost Recovery (GCR) rate filing to the DPSC. In its filing, DPL sought to increase its GCR rate by approximately 15.8% in anticipation of increasing natural gas commodity costs. The rate, which passes DPL's increased gas costs along to its customers, became effective November 1, 2003 and is subject to refund pending evidentiary hearings that will commence in April 2004.

     In compliance with the merger settlement approved by the MPSC in connection with the merger of Pepco and Conectiv, on December 4, 2003, DPL and Pepco submitted testimony and supporting schedules to establish electricity distribution rates in Maryland effective July 1, 2004, when the current distribution rate freeze/caps end. DPL's filing demonstrates that it is in an under-earning situation and, as allowed in the merger settlement, DPL requested that a temporary rate reduction implemented on July 1, 2003 for non-residential customers be terminated effective July 1, 2004. DPL estimates that the termination of the rate reduction would increase its annual revenues by approximately $1.1 million. With limited exceptions, the merger settlement does not permit DPL to file for any additional rate increase until December 31, 2006. Pepco's filing also demonstrates that it is in an under-earning situation. However the merger settlement provides that Pepco's distribution rates after July 1, 2004 can only remain the same or be decreased. With limited exceptions, Pepco is not entitled to file for a rate increase until December 31, 2006. Although the outcome of these proceedings cannot be predicted, DPL and Pepco each believe that the likelihood that its distribution rate will be reduced as of July 1, 2004 is remote.

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Stranded Cost Determination and Securitization

     On January 31, 2003, ACE filed a petition with the NJBPU seeking an administrative determination of stranded costs associated with the B. L. England Generating Station. The net after tax stranded costs included in the petition were approximately $151 million. An administrative determination of the stranded costs was needed due to the cancelled sale of the plant. On July 25, 2003 the NJBPU rendered an oral decision approving the administrative determination of stranded costs at a level of $149.5 million. As a result of this order, ACE reversed $10.0 million ($5.9 million after-tax) of previously accrued liability for possible disallowance of stranded costs. This credit to expense is classified as an extraordinary item in PHI's and ACE's Consolidated Statements of Earnings because the original accrual was part of an extraordinary charge resulting from the discontinuation of SFAS No. 71 in conjunction with the deregulation of ACE's energy business in September 1999.

     On February 5, 2003, the NJBPU issued an order on its own initiative seeking input from ACE and the Ratepayer Advocate as to whether and by how much to reduce the 13% pre-tax return that ACE was then authorized to earn on B. L. England. ACE responded on February 18 with arguments that: (1) reduced costs to ratepayers could be achieved legally through timely approvals by the NJBPU of the stranded cost filing made by ACE on January 31, 2003 and a securitization filing made the week of February 10, 2003; and (2) it would be unlawful, perhaps unconstitutional, and a breach of settlement and prior orders for the NJBPU to deny a fair recovery on prudently incurred investment and to do so without evidentiary hearings or other due process. On April 21, 2003, the NJBPU issued an order making the return previously allowed on B. L. England interim, as of the date of the order, and directing that the issue of the appropriate return for B. L. England be included in the stranded cost proceeding. On July 25, 2003, the NJBPU voted to approve a pre-tax return reflecting a 9.75% ROE for the period April 21, 2003 through August 1, 2003. The rate authorized by the NJBPU from August 1, 2003, through such time as ACE securitizes the stranded costs was 5.25%, which the NJBPU represented as being approximately equivalent to the securitization rate. On September 25, 2003, the NJBPU issued a written order memorializing its July 25, 2003 decision.

     On February 14, 2003, ACE filed a Bondable Stranded Costs Rate Order Petition with the NJBPU. The petition requested authority to issue $160 million of Transition Bonds to finance the recovery of stranded costs associated with B. L. England and costs of issuance. On September 25, 2003 the NJBPU issued a bondable stranded cost rate order authorizing the issuance of up to $152 million of Transition Bonds. On December 23, 2003, ACE Funding issued $152 million of Transition Bonds. See "Long-Term Debt" above.

Restructuring Deferral

     Pursuant to a July 15, 1999 summary order issued by the NJBPU under EDECA (which was subsequently affirmed by a final decision and order issued March 30, 2001), ACE was obligated to provide basic generation service from August 1, 1999 to at least July 31, 2002 to retail electricity customers in ACE's service territory who did not choose a competitive energy supplier. The order allowed ACE to recover through customer rates certain costs incurred in providing BGS. ACE's obligation to provide BGS was subsequently extended to July 31, 2003. At the allowed rates, for the period August 1, 1999 through July 31, 2003, ACE's aggregate allowed costs exceeded its

28 _____________________________________________________________________________________

aggregate revenues from supplying BGS. These under-recovered costs were partially offset by a $59.3 million deferred energy cost liability existing as of July 31, 1999 (LEAC Liability) that was related to ACE's Levelized Energy Adjustment Clause and ACE's Demand Side Management Programs. ACE established a regulatory asset in an amount equal to the balance.

     On August 1, 2002, ACE filed a petition with the NJBPU for the recovery of approximately $176.4 million in actual and projected deferred costs relating to the provision of BGS and other restructuring related costs incurred by ACE over the four-year period August 1, 1999 through July 31, 2003. The deferred balance is net of the $59.3 offset for the LEAC Liability. The petition also requests that ACE's rates be reset as of August 1, 2003 so that there will be no under-recovery of costs embedded in the rates on or after that date. The increase sought represents an overall 8.4% annual increase in electric rates and is in addition to the base rate increase discussed above. ACE's recovery of the deferred costs is subject to review and approval by the NJBPU in accordance with EDECA.

     On July 31, 2003, the NJBPU issued a summary order permitting ACE to begin collecting a portion of the deferred costs and to reset rates to recover on-going costs incurred as a result of EDECA. The summary order approved the recovery of $125 million of the deferred balance over a ten-year amortization period beginning August 1, 2003. The summary order also transferred to ACE's pending base rate case for further consideration approximately $25.4 million of the deferred balance. The NJBPU estimated the overall deferral balance as of July 31, 2003 at $195 million, of which $44.6 million was disallowed recovery by ACE. Since the amounts included in this decision are based on estimates through July 31, 2003, the actual ending deferred cost balance will be subject to review and finalization by the NJPBU and ACE. The approved rates became effective on August 6, 2003. Based on an analysis of the summary order and in accordance with prevailing accounting rules, ACE recorded a charge of $27.5 million ($16.3 million after-tax) during the second quarter of 2003. This charge is in addition to amounts previously accrued for disallowance. ACE believes the record does not justify the level of disallowance imposed by the NJBPU. ACE is awaiting the final written order from the NJBPU and is evaluating its options related to this decision. The NJBPU's action is not appealable until a final written order has been issued.

Pepco Regulatory Matters
Divestiture Cases

     Final briefs on Pepco's District of Columbia divestiture proceeds sharing application were filed on July 31, 2002 following an evidentiary hearing in June 2002. That application was filed to implement a provision of Pepco's DCPSC approved divestiture settlement that provided for a sharing of any net proceeds from the sale of Pepco's generation-related assets. One of the principal issues in the case is whether Pepco should be required to share with customers, on an approximately 50/50 basis, the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. As of December 31, 2003, the District of Columbia allocated portions of EDIT and ADITC associated with the divested generation assets were, respectively, approximately $6.5 million and $5.8 million, respectively. Other issues in the proceeding deal with the treatment of

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internal costs and cost allocations as deductions from the gross proceeds of the divestiture.

     Pepco believes that a sharing of EDIT and ADITC would violate the normalization rules. If Pepco were required to share EDIT and ADITC and, as a result, the normalization rules were violated, Pepco would be unable to use accelerated depreciation on District of Columbia allocated or assigned property. Pepco, in addition to sharing with customers an amount equal to approximately 50% of the generation-related ADITC balance, would have to pay to the IRS an amount equal to Pepco's $5.8 million District of Columbia jurisdictional generation-related ADITC balance as well as its District of Columbia jurisdictional transmission and distribution-related ADITC balance as of the later of the date a DCPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the DCPSC order becomes operative. As of December 31, 2003, the District of Columbia jurisdictional transmission and distribution-related ADITC balance was approximately $8 million.

     Pepco believes that its calculation of the District of Columbia customers' share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to make additional gain-sharing payments to D.C. customers, including the payments described above related to EDIT and ADITC. Such additional payments (which, other than the EDIT and ADITC related payments, cannot be estimated) would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on Pepco's and PHI's results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition. It is uncertain when the DCPSC will issue a decision.

     Pepco filed its divestiture proceeds plan application in Maryland in April 2001. Reply briefs were filed in May 2002. The principal issue in the Maryland case is the same EDIT and ADITC sharing issue that was raised in the D.C. case. As of December 31, 2003, the Maryland allocated portions of EDIT and ADITC associated with the divested generation assets were approximately $9.1 million and $10.4 million, respectively. Other issues deal with the treatment of certain costs as deductions from the gross proceeds of the divestiture. On November 21, 2003, the Hearing Examiner in the Maryland proceeding issued a proposed order that concluded that Pepco's Maryland divestiture settlement agreement provided for a sharing between Pepco and customers of the EDIT and ADITC associated with the sold assets. Pepco believes that such a sharing would violate the normalization rules and would result in Pepco's inability to use accelerated depreciation on Maryland allocated or assigned property. If the proposed order is affirmed, Pepco would have to share with its Maryland customers, on an approximately 50/50 basis, the Maryland allocated portion of the generation-related EDIT, i.e., $9.1 million, and the generation-related ADITC. If such sharing were to violate the normalization rules, Pepco, in addition to sharing with customers an amount equal to approximately 50% of the generation-related ADITC balance, would be unable to use accelerated depreciation on Maryland allocated or assigned property. Furthermore, Pepco would have to pay to the IRS an amount equal to Pepco's $10.4 million Maryland jurisdictional generation-related ADITC balance, as well as its Maryland retail jurisdictional ADITC transmission and distribution-related balance as of the later of the date a MPSC order is issued and all rights to appeal have been exhausted or lapsed, or the date the MPSC order becomes operative. As of December 31, 2003, the Maryland retail jurisdictional transmission and distribution-related ADITC balance was approximately $12 million. The Hearing Examiner decided all

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other issues in favor of Pepco, except that only one-half of the severance payments that Pepco included in its calculation of corporate reorganization costs should be deducted from the sales proceeds before sharing of the net gain between Pepco and customers.

     Under Maryland law, if the proposed order is appealed to the MPSC, the proposed order is not a final, binding order of the MPSC and further action by the MPSC is required with respect to this matter. Pepco has appealed the Hearing Examiner's decision on the treatment of EDIT and ADITC and corporate reorganization costs to the MPSC. Pepco cannot predict what the outcome of the appeal will be or when the appeal might be decided. Pepco believes that its calculation of the Maryland customers' share of divestiture proceeds is correct. However, depending on the ultimate outcome of this proceeding, Pepco could be required to share with its customers approximately 50% of the EDIT and ADITC balances described above and make additional gain-sharing payments related to the disallowed severance payments. Such additional payments would be charged to expense in the quarter and year in which a final decision is rendered and could have a material adverse effect on results of operations for those periods. However, neither PHI nor Pepco believes that additional gain-sharing payments, if any, or the ADITC-related payments to the IRS, if required, would have a material adverse impact on its financial condition.

Standard Offer Service (SOS)
District of Columbia

     On February 21, 2003, the DCPSC opened a new proceeding to consider issues relating to (a) the establishment of terms and conditions for providing SOS in the District of Columbia after Pepco's obligation to provide SOS terminates on February 7, 2005, and (b) the selecting of a new SOS provider. Under current District of Columbia law, if the DCPSC selects a retail SOS provider (i.e., some entity or entities other than Pepco) to provide SOS after February 7, 2005, it must make the selection(s) before July 2, 2004; however, if the DCPSC decides to have Pepco continue as the SOS provider after February 7, 2005, it need not complete the procurement process before July 2, 2004. The law also allows the selection of Pepco as the SOS provider in the event of insufficient or inadequate bids from potential SOS providers other than Pepco.

On December 31, 2003, the DCPSC issued an order which sets forth the terms and conditions for the selection of a new SOS provider(s) and the provision of SOS by Pepco on a contingency basis.

     On December 31, 2003, the DCPSC also issued an order adopting terms and conditions that would apply if Pepco continues as the SOS provider after February 7, 2005. On January 9, 2004, the DCPSC issued an order in which it requested initial and reply comments by January 29, 2004, and February 9, 2004, respectively, on which SOS model (i.e., the wholesale SOS model, under which Pepco would continue as the SOS provider after February 7, 2005, or the retail model, under which some entity or entities other than Pepco would be the SOS provider after February 7, 2005) would best meet the needs of the DC SOS customers after February 7, 2005.

     Pepco and most of the other parties in the case filed applications for reconsideration and/or clarification of various parts of the two DCPSC orders that set forth the terms and conditions that would apply under the retail and wholesale SOS models. Pepco and most parties also filed initial and reply

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comments on which SOS model would best serve the needs of the SOS customers in DC. In its comments, Pepco supported the wholesale SOS model.

     On March 1, 2004, the DCPSC issued an order adopting the wholesale SOS model, i.e., Pepco will continue to be the SOS provider in the District of Columbia after February 7, 2005. The DCPSC also granted in part and denied in part the applications for reconsideration and/or clarification of the order adopting the terms and conditions applicable to the wholesale model. Finally, the DCPSC denied as moot the applications for reconsideration and/or clarification of the order adopting the terms and conditions applicable to the retail SOS model because the DCPSC adopted the wholesale SOS model.

     Parties have until March 31, 2004 to apply for reconsideration of the order adopting the wholesale model. Generally, parties have until April 30, 2004 to seek judicial review of the order denying reconsideration of the order that adopted the terms and conditions applicable to the retail SOS model and the order granting in part and denying in part the order adopting the terms and conditions applicable to the wholesale SOS model.

Virginia

     On December 3, 2003, DPL and Conectiv Energy filed with the VSCC an amendment to extend the power supply Agreement for one year, i.e., through December 31, 2004, and on a month to month basis thereafter, as it applies to power supply for DPL's Virginia POLR customers. The VSCC approved the amendment in an order issued on March 1, 2004. After December 31, 2004 either DPL or Conectiv Energy can terminate Conectiv Energy's obligation to provide supplies to meet DPL's Virginia POLR obligations by giving 30 days written notice to the other party.

CRITICAL ACCOUNTING POLICIES
General

     The SEC has defined a company's most critical accounting policies as the ones that are most important to the portrayal of its financial condition and results of operations, and which require it to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Critical estimates represent those estimates and assumptions that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance.

Accounting Policy Choices

     Pepco Holdings' management believes that based on the nature of the businesses that its subsidiaries operate, Pepco Holdings has very little choice regarding the accounting policies it utilizes. For instance, the most significant portion of Pepco Holdings' business consists of its regulated utility operations, which are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71 "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71). SFAS No. 71 allows regulated entities, in appropriate circumstances, to establish regulatory assets and liabilities and to defer the income statement impact of certain costs that are expected to be recovered in future rates. However, in the areas that Pepco Holdings is afforded accounting policy choices, management does not

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believe that the application of different accounting policies than those that it chose would materially impact its financial condition or results of operations.
Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, such as Statement of Position 94-6 "Disclosure of Certain Significant Risks and Uncertainties," requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Examples of significant estimates used by Pepco Holdings include the calculation of future cash flows and fair value amounts for use in goodwill and asset impairment evaluations, fair value calculations (based on estimating market pricing) associated with derivative instruments, pension and other post-retirement benefits assumptions, unbilled revenue calculations, and judgment involved with assessing the probability of recovery of regulatory assets. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates.

Goodwill Impairment Evaluation

     Pepco Holdings believes that the estimates involved in its goodwill impairment evaluation process represent "Critical Accounting Estimates" because they (1) may be susceptible to change from period to period because management is required to make assumptions and judgments about the discounting of future cash flows, which are inherently uncertain, (2) actual results could vary from those used in Pepco Holdings' estimates and the impact of such variations could be material, and (3) the impact that recognizing an impairment would have on Pepco Holdings' assets and the net loss related to an impairment charge could be material.

     The provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142), require the evaluation of goodwill for impairment at least annually or more frequently if events and circumstances indicate that the asset might be impaired. SFAS No. 142 indicates that if the fair value of a reporting unit is less than its carrying value, including goodwill, an impairment charge may be necessary. In order to estimate fair value Pepco Holdings may discount the estimated future cash flows associated with the asset using a single interest rate that is commensurate with the risk involved with such an investment, or employ other valuation techniques. Substantially all of Pepco Holdings' goodwill was generated in the merger transaction between Pepco and Conectiv during 2002 and was allocated to Pepco Holdings' rate regulated entities. During 2003 Pepco Holdings tested its goodwill for impairment as of July 1, 2003. This testing concluded that Pepco Holdings' goodwill balance was not impaired.

Long Lived Assets Impairment Evaluation

     Pepco Holdings believes that the estimates involved in its long term asset impairment evaluation process represent "Critical Accounting Estimates" because they (1) are highly susceptible to change from period to period because management is required to make assumptions and judgments about undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (2) actual results could vary from those used in Pepco

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Holdings' estimates and the impact of such variations could be material, and (3) the impact that recognizing an impairment would have on Pepco Holdings' assets as well as the net loss related to an impairment charge could be material.

     In accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), an impairment loss shall only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed to not be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset's future cash flows, Pepco Holdings considers historical cash flows. Pepco Holdings uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. The process of determining fair value is done consistent with the process described in assessing the fair value of goodwill, discussed above. For a discussion of the impairment testing results related to Conectiv Energy's combustion turbines, refer to Part II, Item 8, Note (13) Conectiv Energy Events, herein.

Investment Impairment Evaluation

     Pepco Holdings is required to evaluate its equity-method investments to determine whether or not they are impaired. In accordance with Accounting Principles Board Opinion (APB) No. 18 "The Equity Method of Accounting for Investments in Common Stock" (APB No. 18), the standard for determining whether an impairment must be recorded under APB No. 18 is whether the investment has experienced a loss in value that is considered to be "other than a temporary" decline in value. The evaluation and measurement of impairments under APB No. 18 involves the same uncertainties as described above for long-lived assets that we own directly and account for in accordance with SFAS No. 144. However, additional judgment is required by management in order to determine whether a loss in value is "other than temporary."

     During early 2004, Pepco Holdings announced plans to sell its 50 percent interest in Starpower as part of an ongoing effort to redirect Pepco Holdings' investments and to focus on its energy related businesses. At December 31, 2003, Pepco Holdings had an investment in Starpower of $141.8 million. However, because of the distressed telecommunications market and the changed expectations of Starpower's future performance, Pepco Holdings has determined that the fair value of its investment in Starpower at December 31, 2003 is $39.2 million. Accordingly, during the fourth quarter of 2003, Pepco Holdings recorded a noncash charge to its consolidated earnings of $102.6 million ($66.7 million after-tax).

Derivative Instruments

     Pepco Holdings believes that the estimates involved in accounting for its derivative instruments represent "Critical Accounting Estimates" because (1) the fair value of the instruments are highly susceptible to changes in market value and interest rate fluctuations, (2) there are significant uncertainties in modeling techniques used to measure fair value in certain circumstances, (3) actual results could vary from those used in Pepco Holdings' estimates and the impact of such variations could be material, and (4) changes in fair values and market prices could result in material impacts

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to Pepco Holdings' assets, liabilities, other comprehensive income (loss), and results of operations.

     Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended, governs the accounting treatment for derivatives and requires that derivative instruments be measured at fair value. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, an internal model is used to interpolate broker quality price information. Models are also used to estimate volumes for certain transactions. The same valuation methods are used to determine the value of non-derivative, commodity exposure for risk management purposes.

Pension and Other Post-retirement Benefit Plans

     Pepco Holdings believes that the estimates involved in reporting the costs of providing pension and other post-retirement benefits represent "Critical Accounting Estimates" because (1) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (2) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (3)changes in assumptions could impact Pepco Holdings' expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, the reported pension and other post-retirement benefit liability on the balance sheet, and the reported annual net periodic pension and other post-retirement benefit cost on the income statement. In terms of quantifying the anticipated impact of a change in assumptions, Pepco Holdings estimates that a .25% change in the discount rate used to value the benefit obligations could result in a $5 million impact on its consolidated balance sheets and income statements. Additionally, Pepco Holdings estimates that a .25% change in the expected return on plan assets could result in a $3 million impact on the consolidated balance sheets and income statements and a .25% change in the assumed healthcare cost trend rate could result in a $.6 million impact on its consolidated balance sheets and income statements. Pepco Holdings' management consults with its actuaries and investment consultants when selecting its plan assumptions.

     Pepco Holdings follows the guidance of SFAS No. 87, "Employers' Accounting for Pensions" (SFAS No. 87), and SFAS No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions" (SFAS. No. 106), when accounting for these benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. In accordance with these standards, the impact of changes in these assumptions and the difference between actual and expected or estimated results on pension and post-retirement obligations is generally recognized over the working lives of the employees who benefit under the plans rather than immediately recognized in the income statement. Plan assets are stated at their market value as of the measurement date, December 31.

Regulation of Power Delivery Operations

     The requirements of SFAS No. 71 apply to the Power Delivery businesses of Pepco, DPL, and ACE. Pepco Holdings believes that the judgment involved in accounting for its regulated activities represent "Critical Accounting

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Estimates" because (1) a significant amount of judgment is required (including but not limited to the interpretation of laws and regulatory commission orders) to assess the probability of the recovery of regulatory assets, (2) actual results and interpretations could vary from those used in Pepco Holdings' estimates and the impact of such variations could be material, and (3) the impact that writing off a regulatory asset would have on Pepco Holdings' assets and the net loss related to the charge could be material.

NEW ACCOUNTING STANDARDS
New Accounting Policies Adopted
SFAS No. 143

     Pepco Holdings adopted Financial Accounting Standards Board (FASB) Statement No. 143 entitled "Accounting for Asset Retirement Obligations" (SFAS No. 143) on January 1, 2003. This Statement establishes the accounting and reporting standards for measuring and recording asset retirement obligations. Based on the implementation of SFAS No. 143, at December 31, 2003, $257.9 million in asset removal costs ($181.5 million for DPL and $76.4 million for Pepco) and $245.3 million in asset removal costs at December 31, 2002 ($173.2 million for DPL and $72.1 million for Pepco) have been reclassified from accumulated depreciation to a regulatory liability in the accompanying Consolidated Balance Sheets.

SFAS No. 150

     Effective July 1, 2003 Pepco Holdings implemented SFAS No. 150 entitled "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS No. 150). This Statement established standards for how an issuer classifies and measures in its Consolidated Balance Sheet certain financial instruments with characteristics of both liabilities and equity. The Statement resulted in Pepco Holdings' reclassification (initially as of September 30, 2003) of its "Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures" (TOPrS) and "Mandatorily Redeemable Serial Preferred Stock" on its Consolidated Balance Sheet to a long term liability classification. Additionally, in accordance with the provisions of SFAS No. 150, dividends on the TOPrS and Mandatorily Redeemable Serial Preferred Stock, declared subsequent to the July 1, 2003 implementation of SFAS No. 150, are recorded as interest expense in Pepco Holdings' Consolidated Statement of Earnings for the year ended December 31, 2003. In accordance with the transition provisions of SFAS No. 150, prior period amounts were not reclassified on either the consolidated balance sheet or consolidated statement of earnings. In 2003, Potomac Electric Power Company Trust I redeemed all $125 million of its 7.375% Trust Originated Preferred Securities at par. Also during 2003, Atlantic Capital I redeemed all $70 million of its 8.25% Quarterly Income Preferred Securities at par.

     Effective with the December 31, 2003 implementation of FASB Interpretation No. 46 "Consolidation of Variable Interest Entities" (FIN 46), Pepco Holdings' subsidiaries' TOPrS were deconsolidated and therefore not included in its Consolidated Balance Sheet at December 31, 2003. Additionally, based on the provisions of FIN 46 Pepco Holdings recorded its investments in its TOPrS trusts and its Debentures issued to the trusts on its Consolidated Balance Sheet at December 31, 2003 (these items were previously eliminated in consolidation). For additional information regarding Pepco Holdings'

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implementation of FIN 46 refer to the "FIN 46" implementation section below. Accordingly, Pepco Holdings' Consolidated Balance Sheet as of December 31, 2003 reflects only the reclassification of Pepco's Mandatorily Redeemable Serial Preferred Stock into its long term liability section.

     In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS No. 150 to non-controlling interests that are classified as equity in the financial statements of a subsidiary but would be classified as a liability in the parent's financial statements under SFAS No. 150. The deferral is limited to mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries. Pepco Holdings does not have an interest in any such applicable entities as of December 31, 2003, but will continue to evaluate the applicability of this deferral to entities which may be consolidated as a result of FASB Interpretation No. 46, "Consolidation of Variable Interest Entities."

FIN 45

     Pepco Holdings and its subsidiaries applied the provisions of FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45), commencing in 2003 to their agreements that contain guarantee and indemnification clauses. These provisions expand those required by FASB Statement No. 5, "Accounting for Contingencies," by requiring a guarantor to recognize a liability on its balance sheet for the fair value of obligation it assumes under certain guarantees issued or modified after December 31, 2002 and to disclose certain types of guarantees, even if the likelihood of requiring the guarantor's performance under the guarantee is remote.

     As of December 31, 2003, Pepco Holdings and its subsidiaries did not have material obligations under guarantees or indemnifications issued or modified after December 31, 2002, which are required to be recognized as a liability on its consolidated balance sheets.

FIN 46

     In January 2003 FIN 46 was issued. FIN 46 was revised and superseded by FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" (FIN 46R) which clarified some of the provisions of FIN 46 and exempted certain entities from its requirements.

     FIN 46R requires the application of either FIN 46 or FIN 46R by "Public Entities" to all Special Purpose Entities, as defined in FIN 46R (SPEs), created prior to February 1, 2003 at the end of the first interim or annual reporting period ending after December 15, 2003 (Pepco Holdings year end 2003 financial statements). All entities created after January 31, 2003 by Public Entities were already required to be analyzed under FIN 46, and they must continue to do so, unless FIN 46R is adopted early. FIN 46R will be applicable to all non-SPEs created prior to February 1, 2003 by public entities that are not small business issuers at the end of the first interim or annual reporting period ending after March 15, 2004 (Pepco Holdings first quarter ended March 31, 2004 financial statements).

As a result of the implementation of FIN 46, the following entities were impacted at December 31, 2003:
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(1) Trust Preferred Securities

     DPL and ACE have wholly owned financing subsidiary trusts that have common and preferred trust securities outstanding and hold Junior Subordinated Debentures (the Debentures) issued by DPL and ACE. DPL and ACE own all of the common securities of the trusts, which constitute approximately 3% of the liquidation amount of all of the trust securities issued by the trusts. The trusts use interest payments received on the Debentures, which are the trusts' only assets, to make cash distributions on the trust securities. The obligations of DPL and ACE pursuant to the Debentures and guarantees of distributions with respect to the trusts' securities, to the extent the trusts have funds available therefore, constitute full and unconditional guarantees of the obligations of the trusts under the trust securities the trusts have issued. The preferred trust securities are subject to mandatory redemption upon payment of the Debentures at maturity or upon redemption. The Debentures mature in 2028 to 2036. The Debentures are subject to redemption, in whole or in part, at the option of DPL or ACE, as applicable, at 100% of their principal amount plus accrued interest.

     In accordance with the provisions of FIN 46, and as a result of the deconsolidation of the trusts from PHI's financial statements, DPL and ACE's Debentures held by the trusts and DPL and ACE's investments in the trusts are included in PHI's Consolidated Balance Sheet as of December 31, 2003 and the previously recorded preferred trust securities have been removed from PHI's Consolidated Balance Sheets as of December 31, 2003. Accordingly, the deconsolidation of the trusts overall does not significantly impact PHI's Consolidated Balance Sheet at December 31, 2003.

(2) ACE Funding

     ACE formed ACE Funding during 2001. ACE Funding is a wholly owned subsidiary of ACE. ACE Funding was organized for the sole purpose of purchasing and owning Bondable Transition Property, issuing Transition Bonds to fund the purchasing of Bondable Transition Property, pledging its interest in Bondable Transition Property and other collateral to the trustee for the Transition Bonds to collateralize the Transition Bonds, and to perform activities that are necessary, suitable or convenient to accomplish these purposes.

     In accordance with the provisions of FIN 46, ACE Funding was assessed and it was determined that it should remain consolidated with Pepco Holdings' and ACE's financial statements as of December 31, 2003. Accordingly, the implementation of FIN 46 did not impact Pepco Holdings' or ACE's Consolidated Balance Sheet at December 31, 2003.

(3) Leveraged Leases

     PCI manages a portfolio of financial investments in leveraged leases. These leveraged lease transactions involve PCI's purchase and leaseback of utility assets, located outside of the United States, that are designed to provide a long-term, stable stream of cash flow and earnings. The leases are in separate legally isolated Trusts established to hold the leased assets and the majority of the financing for such transactions has been third party, non-recourse debt over the base term.

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     In accordance with the provisions of FIN 46, and as a result of the deconsolidation of the leveraged lease trusts from PHI's financial statements, the underlying leases held by the leveraged lease trusts are excluded and PHI's investments in the trusts are included in PHI's Consolidated Balance Sheet as of December 31, 2003 using the line item "Investment in Finance Leases Held in Trust." The deconsolidation of the leveraged lease trusts did not significantly impact Pepco Holdings' Consolidated Balance Sheet at December 31, 2003.

(4) Other

     In accordance with the provisions of FIN 46, two small entities created after January 31, 2003 were required to be consolidated at December 31, 2003 which previously were not consolidated. These entities are not material to Pepco holdings' operations and therefore their consolidation did not have a significant impact on Pepco Holdings' overall financial condition or results of operations.

     Additionally, Pepco Holdings has analyzed its interests in entities with which it has power sale agreements and has determined those entities do not qualify as SPE as defined in FIN 46R. The Company will continue to analyze interests in investments and contractual relationships including power sale agreements to determine if such entities should be consolidated or deconsolidated in accordance with FIN 46R. Pepco Holdings is presently unable to determine the effect, if any, on its financial statements of applying FIN 46R to these entities.

New Accounting Standards Issued

     In July 2003, the EITF reached a consensus on EITF Issue No. 03-11, "Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, 'Accounting for Derivative Instruments and Hedging Activities,' and not 'Held for Trading Purposes' as Defined in EITF Issue No. 02-3 'Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities'" (EITF 03-11). This EITF concluded that determining whether realized gains and losses on physically settled derivative contracts not "held for trading purposes" should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. Pepco Holdings is in the process of completing its evaluation of the extent of its subsidiaries operating revenue and operating expense reclassifications that may be required. Pepco Holdings anticipates that the implementation of EITF 03-11, including the associated reclassification of certain operating revenues and operating expenses, will not have an impact on its overall financial position or net results of operations.

RISK FACTORS

     The business and operations of PHI and its subsidiaries are subject to numerous risks and uncertainties, including the events or conditions identified below. These events or conditions could have an adverse effect on the business of PHI and its subsidiaries, including, depending on the circumstances, their results of operations and financial condition.

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PHI and its subsidiaries are subject to substantial governmental regulation. If PHI or any of its subsidiaries receives unfavorable regulatory treatment, PHI's business could be negatively affected.

     PHI is a registered public utility holding company that is subject to regulation by the SEC under PUHCA. As a registered public utility holding company, PHI requires SEC approval to, among other things, issue securities, acquire or dispose of utility assets or securities of utility companies and acquire other businesses. In addition, under PUHCA transactions among PHI and its subsidiaries generally must be performed at cost and subsidiaries are prohibited from paying dividends out of an accumulated deficit or paid-in capital without SEC approval.

     The utility businesses conducted by PHI's power delivery subsidiaries are subject to regulation by various federal, state and local regulatory agencies that significantly affects their operations. Each of Pepco, DPL and ACE is regulated by public service commissions in its service territories, with respect to, among other things, the rates it can charge retail customers for the delivery of electricity. In addition, the rates that the companies can charge for electricity transmission are regulated by the FERC. The companies cannot change delivery or transmission rates without approval by the applicable regulatory authority. While the approved delivery and transmission rates are intended to permit the companies to recover their costs of service and earn a reasonable rate of return, the profitability of the companies is affected by the rates they are able to charge. In addition, if the costs incurred by any of the companies in operating its transmission and distribution facilities exceed the allowed amounts for costs included in the approved rates, the financial results of that company, and correspondingly, PHI, will be adversely affected.

     PHI's subsidiaries also are required to have numerous permits, approvals and certificates from governmental agencies that regulate their businesses. PHI believes that its subsidiaries have obtained the material permits, approvals and certificates necessary for their existing operations and that their businesses are conducted in accordance with applicable laws; however, PHI is unable to predict the impact of future regulatory activities of any of these agencies on its business. Changes in or reinterpretations of existing laws or regulations, or the imposition of new laws or regulations, may require PHI's subsidiaries to incur additional expenses or to change the way they conduct their operations.

PHI's business could be adversely affected by the Mirant bankruptcy.

     In 2000, Pepco sold substantially all of its electricity generation assets to Mirant. As part of the sale, Pepco entered into several ongoing contractual arrangements with Mirant and certain of its subsidiaries. On July 14, 2003, Mirant and most of its subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the U.S. bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas. Depending on the outcome of the proceedings, the Mirant bankruptcy could adversely affect PHI's business. See " -- Relationship with Mirant Corporation."

Pepco may be required to make additional divestiture proceeds gain-sharing payments to customers in the District of Columbia and Maryland.
Pepco currently is involved in regulatory proceedings in Maryland and the District of Columbia related to the sharing of the net proceeds from the
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sale of its generation-related assets. The principal issue in the proceedings is whether Pepco should be required to share with customers the excess deferred income taxes and accumulated deferred investment tax credits associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations. Depending on the outcome of the proceedings, Pepco could be required to make additional gain-sharing payments to customers and payments to the IRS in the amount of the associated accumulated deferred investment tax credits, and Pepco might be unable to use accelerated depreciation on District of Columbia and Maryland allocated or assigned property. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Regulatory and Other Matters."

The operating results of PHI's power delivery and competitive energy subsidiaries fluctuate on a seasonal basis and can be adversely affected by changes in weather.

     The businesses of PHI's power delivery and competitive energy subsidiaries are seasonal and weather patterns can have a material impact on their operating performance. Demand for electricity is generally greater in the summer months associated with cooling and demand for electricity and gas is generally greater in the winter months associated with heating as compared to other times of the year. Accordingly, PHI's power delivery and competitive energy subsidiaries historically have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

The facilities of PHI's subsidiaries may not operate as planned or may require significant maintenance expenditures, which could decrease their revenues or increase their expenses.

     Operation of generation, transmission and distribution facilities involves many risks, including the breakdown or failure of equipment, accidents, labor disputes and performance below expected levels. Older facilities and equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures for additions or upgrades to keep them operating at peak efficiency, to comply with changing environmental requirements, or to provide reliable operations. Natural disasters and weather-related incidents, including tornadoes, hurricanes and snow and ice storms, also can disrupt generation, transmission and distribution delivery systems. Operation of generation, transmission and distribution facilities below expected capacity levels can reduce revenues and result in the incurrence of additional expenses that may not be recoverable from customers or through insurance. Furthermore, if PHI's operating subsidiaries are unable to perform their contractual obligations for any of these reasons, they may incur penalties or damages.

The transmission facilities of PHI's power delivery subsidiaries are interconnected with the facilities of other transmission facility owners whose actions could have a negative impact on the operations of PHI's subsidiaries.

     The transmission facilities of Pepco, DPL and ACE are directly interconnected with the transmission facilities of contiguous utilities and as such are part of an interstate power transmission grid. The FERC has designated a number of regional transmission operators to coordinate the operation of portions of the interstate transmission grid. Each of Pepco,

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DPL and ACE is a member of PJM, which is the regional transmission operator that coordinates the movement of electricity in all or parts of Delaware, Maryland, New Jersey, Ohio, Pennsylvania, Virginia, West Virginia and the District of Columbia. Pepco, DPL and ACE operate their transmission facilities under the direction and control of PJM. PJM and the other regional transmission operators have established sophisticated systems that are designed to ensure the reliability of the operation of transmission facilities and prevent the operations of one utility from having an adverse impact on the operations of the other utilities. However, the systems put in place by PJM and the other regional transmission operators may not always be adequate to prevent problems at other utilities from causing service interruptions in the transmission facilities of Pepco, DPL or ACE. If any of Pepco, DPL or ACE were to suffer such a service interruption, it could have a negative impact on its and PHI's business.

The cost of compliance with environmental laws is significant and new environmental laws may increase the expenses of PHI and its subsidiaries.

     The operations of PHI's subsidiaries, both regulated and unregulated, are subject to extensive federal, state and local environmental statutes, rules and regulations, relating to air quality, water quality, spill prevention, waste management, natural resources, site remediation, and health and safety. These laws and regulations require PHI's subsidiaries to make capital expenditures and to incur other expenditures to, among other things, meet emissions standards, conduct site remediation and perform environmental monitoring. PHI's subsidiaries also may be required to pay significant remediation costs with respect to third party sites. If PHI's subsidiaries fail to comply with applicable environmental laws and regulations, even if caused by factors beyond their control, such failure could result in the assessment of civil or criminal penalties and liabilities and the need to expend significant sums to come into compliance.

     In addition, PHI's subsidiaries incur costs to obtain and comply with a variety of environmental permits, licenses, inspections and other approvals. If there is a delay in obtaining any required environmental regulatory approval or if PHI's subsidiaries fail to obtain, maintain or comply with any such approval, operations at affected facilities could be halted or subjected to additional costs.

     New environmental laws and regulations, or new interpretations of existing laws and regulations, could impose more stringent limitations on the operations of PHI's subsidiaries or require them to incur significant addi tional costs. PHI's current compliance strategy may not successfully address the relevant standards and interpretations of the future.

PHI's competitive energy business is highly competitive.

     The unregulated energy generation, supply and marketing businesses in the mid-Atlantic region are characterized by intense competition at both the wholesale and retail levels. PHI's competitive energy businesses compete with numerous non-utility generators, independent power producers, wholesale power marketers and brokers, and traditional utilities that continue to operate generation assets. This competition generally has the effect of reducing margins and requires a continual focus on controlling costs.

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PHI's competitive energy businesses rely on some transmission and distribution assets that they do not own or control to deliver wholesale electricity and to obtain fuel for their generation facilities.

     PHI's competitive energy businesses depend upon transmission facilities owned and operated by others for delivery to customers. The operation of their generation facilities also depends upon coal, natural gas or diesel fuel supplied by others. If electric transmission is disrupted or capacity is inadequate or unavailable, the competitive energy businesses' ability to sell and deliver wholesale power, and therefore to fulfill their contractual obligations, could be adversely affected. Similarly, if the fuel supply to one or more of their generation plants is disrupted and storage or other alternative sources of supply are not available the competitive energy businesses' ability to operate their generating facilities could be adversely affected.

Changes in technology may adversely affect PHI's power delivery and competitive energy businesses.

     Research and development activities are ongoing to improve alternative technologies to produce electricity, including fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies, thereby making the generating facilities of PHI's competitive energy businesses less competitive. In addition, increased conservation efforts and advances in technology could reduce demand for electricity supply and distribution, which could adversely affect PHI's power delivery and competitive energy businesses. Changes in technology also could alter the channels through which retail electric customers buy electricity, which could adversely affect PHI's power delivery businesses.

PHI's risk management procedures may not prevent losses in the operation of its competitive energy businesses.

     The operations of PHI's competitive energy businesses are conducted in accordance with sophisticated risk management systems that are designed to quantify risk. However, actual results sometimes deviate from modeled expectations. In particular, risks in PHI's energy activities were measured and monitored utilizing value-at-risk models to determine the effects of the potential one-day favorable or unfavorable price movement. These estimates are based on historical price volatility and assume a normal distribution of price changes. Consequently, if prices significantly deviate from historical prices, PHI's risk management systems, including assumptions supporting risk limits, may not protect PHI from significant losses. In addition, adverse changes in energy prices may result in economic losses in PHI's earnings and cash flows and reductions in the value of assets on its balance sheet under applicable accounting rules.

The commodity hedging procedures used by PHI's competitive energy businesses may not protect them from significant losses caused by volatile commodity prices.

     To lower the financial exposure related to commodity price fluctuations, PHI's competitive energy businesses routinely enter into contracts to hedge the value of their assets and operations. As part of this strategy, PHI's competitive energy businesses utilize fixed-price, forward, physical purchase and sales contracts, tolling agreements, futures,

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financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Conectiv Energy's goal is to hedge 75% of both the expected power output of its generation facilities and the costs of fuel used to operate those facilities. However, the actual level of hedging coverage may vary from these goals. Due to the high heat rate of the Pepco Energy Services power plant generation, Pepco Energy Services infrequently locks in the forward value of these plants with wholesale contracts. To the extent that PHI's competitive energy businesses have unhedged positions or their hedging procedures do not work as planned, fluctuating commodity prices could result in significant losses.

Acts of terrorism could adversely affect PHI's businesses.

     The threat of or actual acts of terrorism may affect the operations of PHI and its subsidiaries in unpredictable ways and may cause changes in the insurance markets, force PHI and its subsidiaries to increase security measures and cause disruptions of fuel supplies and markets. If any of PHI's infrastructure facilities, such as its electric generation, fuel storage, transmission or distribution facilities, were to be a direct target, or an indirect casualty, of an act of terrorism, its operations could be adversely affected. Instability in the financial markets as a result of terrorism also could affect the ability of PHI and its subsidiaries to raise needed capital.

The insurance coverage of PHI and its subsidiaries may not be sufficient to cover all casualty losses that they might incur.

     PHI and its subsidiaries currently have insurance coverage for their facilities and operations in amounts and with deductibles that they consider appropriate. However, there is no assurance that such insurance coverage will be available in the future on commercially reasonable terms. In addition, some risks, such as weather related casualties, may not be insurable. In the case of loss or damage to property, plant or equipment, there is no assurance that the insurance proceeds, if any, received will be sufficient to cover the entire cost of replacement or repair.

PHI and its subsidiaries may be adversely affected by economic conditions.

     Periods of slowed economic activity generally result in decreased demand for power, particularly by industrial and large commercial customers. As a consequence, recessions or other downturns in the economy may result in decreased revenues and cash flows for PHI's power delivery and competitive energy businesses.

PHI and its subsidiaries are dependent on their ability to successfully access capital markets. An inability to access capital may adversely affect their business.

     PHI and its subsidiaries rely on access to both short-term money markets and longer-term capital markets as a source of liquidity and to satisfy their capital requirements not satisfied by the cash flow from their operations. Capital market disruptions, or a downgrade in credit ratings of PHI or its subsidiaries, would increase the cost of borrowing or could adversely affect their ability to access one or more financial markets. Disruptions to the capital markets could include, but are not limited to:

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•	recession or an economic slowdown;
•	the bankruptcy of one or more energy companies;
•	significant increases in the prices for oil or other fuel;
•	a terrorist attack or threatened attacks; or
•	a significant transmission failure.
PHI may be required to, or may elect to, make significant cash contributions to its defined benefit pension plan.

     PHI follows the guidance of SFAS No. 87, "Employers' Accounting for Pensions" in accounting for pension benefits under the Retirement Plan, a non-contributory defined benefit plan. In accordance with these accounting standards, PHI makes assumptions regarding the valuation of benefit obligations and the performance of plan assets. Changes in assumptions such as the use of a different discount rate or expected return on plan assets, affects the calculation of projected benefit obligations, accumulated benefit obligation, reported pension liability on PHI's balance sheet, and reported annual net periodic pension benefit cost on PHI's income statement.

     Furthermore, as a result of actual pension plan experience being different from expected, the accumulated benefit obligation (ABO) could be greater than the fair value of pension plan assets. If this were to occur, PHI could be required to recognize an additional minimum liability as prescribed by SFAS No. 87. The liability would be recorded as a reduction to common equity through a charge to Other Comprehensive Income (OCI), and would not affect net income for the year. The charge to OCI would be restored through common equity in future periods when the fair value of plan assets exceeded the accumulated benefit obligation. PHI's funding policy is to make cash contributions to the pension plan sufficient for plan assets to exceed the ABO, and avoid the recognition of an additional minimum liability.

     Use of alternative assumptions could also impact the expected future cash funding requirements for the pension plan if PHI's defined benefit plan did not meet the minimum funding requirements of ERISA.

PHI's cash flow, ability to pay dividends and ability to satisfy debt obligations depend on the performance of its operating subsidiaries. PHI's unsecured obligations are effectively subordinated to the liabilities and the outstanding preferred stock of its subsidiaries.

     PHI is a holding company that conducts its operations entirely through its subsidiaries, and all of PHI's consolidated operating assets are held by its subsidiaries. Accordingly, PHI's cash flow, its ability to satisfy its obligations to creditors and its ability to pay dividends on its common stock are dependent upon the earnings of the subsidiaries and the distribution of such earnings to PHI in the form of dividends. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any debt or equity securities issued by PHI or to make any funds available for such payment. Because the claims of the creditors and preferred stockholders of PHI's subsidiaries are superior to PHI's entitlement to dividends, the unsecured

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debt and obligations of PHI are effectively subordinated to all existing and future liabilities of its subsidiaries and to the rights of the holders of preferred stock to receive dividend payments.
Energy companies are subject to adverse publicity, which may render PHI and its subsidiaries vulnerable to negative regulatory and litigation outcomes.

     The energy sector has been among the sectors of the economy that have been the subject of highly publicized allegations of misconduct in recent years. In addition, many utility companies have been publicly criticized for their performance during recent natural disasters and weather related incidents. Adverse publicity of this nature may render legislatures, regulatory authorities, and tribunals less likely to view energy companies such as PHI and its subsidiaries in a favorable light and may cause them to be susceptible to adverse outcomes with respect to decisions by such bodies.

Provisions of the Delaware General Corporation Law and PHI's organizational documents may discourage an acquisition of PHI.

     PHI's organizational documents and the Delaware General Corporation Law both contain provisions that could impede the removal of PHI's directors and discourage a third party from making a proposal to acquire PHI. For example, PHI has a staggered board of directors that is divided into three classes of equal size, with one class elected each year for a term of three years. In addition, as a Delaware corporation, PHI is subject to the business combination law set forth in Section 203 of the Delaware General Corporation Law, which could have the effect of delaying, discouraging or preventing an acquisition of PHI.

FORWARD LOOKING STATEMENTS

     Some of the statements contained in this Annual Report on Form 10-K are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding Pepco Holdings' intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond Pepco Holdings' control and may cause actual results to differ materially from those contained in forward-looking statements:

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•

Prevailing governmental policies and regulatory actions affecting the energy industry, including with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;
•	Weather conditions;
•	Population growth rates and demographic patterns;
•	Competition for retail and wholesale customers;
•	General economic conditions, including potential negative impacts resulting from an economic downturn;
•	Growth in demand, sales and capacity to fulfill demand;
•	Changes in tax rates or policies or in rates of inflation;
•	Changes in project costs;
•	Unanticipated changes in operating expenses and capital expenditures;
•	The ability to obtain funding in the capital markets on favorable terms;
•	Restrictions imposed by PUHCA;
•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;
•	Pace of entry into new markets;
•	Volatility in market demand and prices for energy, capacity and fuel;
•	Interest rate fluctuations and credit market concerns; and
•	Effects of geopolitical events, including the threat of domestic terrorism.

     Any forward-looking statements speak only as to the date of this Annual Report and Pepco Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Pepco Holdings to predict all of such factors, nor can Pepco Holdings assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

     Pepco Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive.

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